Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

INFOR (US), INC.,

INFOR RETAIL HOLDINGS, INC.,

LOGICBLOX-PREDICTIX HOLDINGS, INC.

and

FORTIS ADVISORS LLC,

as Seller Representative

Dated as of June 23, 2016

i

Exhibits

Exhibit A	Form of Stockholder Consent

Exhibit B	Form of Stockholder Support Agreement

Exhibit C	Form of Restrictive Covenant Agreement

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Certificate of Merger

Exhibit F	Form of Surviving Corporation Certificate of Incorporation

Exhibit G	Form of Surviving Corporation Bylaws

Exhibit H	Form of Letter of Transmittal

Exhibit I	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 23, 2016 (this “Agreement”), between Infor (US), Inc., a Delaware corporation (the “Buyer”), Infor Retail Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), LogicBlox-Predictix Holdings, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company (the “Seller Representative”), solely in its capacity as the initial Seller Representative hereunder.

RECITALS

A. The boards of directors of each of the Buyer, the Company and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Delaware General Corporation Law (“DGCL”) and the Amended and Restated Certificate of Incorporation of the Company, dated January 19, 2016 (the “Amended and Restated Certificate”).

B. Pursuant to the Stock Purchase Agreement, dated as of January 18, 2016, by and among the Company, Infor Enterprise Applications, LP (“Infor Enterprise”) and the Stockholder Parties thereto (the “Stock Purchase Agreement”), Infor Retail Holdings, Inc. (“Infor Retail”), a direct wholly owned Subsidiary of Buyer and an indirect wholly subsidiary of Infor Enterprise, acquired (the “Common Stock Purchase”) 27,165,434 shares of the Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) for an aggregate purchase price of $24,999,999.84 (the “SPA Purchase Price”), and with the Common Stock Purchase, the Company paid to the holders of preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”) an amount equal to sum of the current Series A Liquidation Amount (as defined in the Amended and Restated Certificate) together with all accrued Mandatory Dividends (as defined in the Amended and Restated Certificate) earned through the date thereof plus all accrued and unpaid dividends on the issued and outstanding Preferred Stock in full satisfaction of all such amounts owed to holders of Preferred Stock under the Amended and Restated Certificate;

C. Based on the recommendation of the board of directors of the Company that the Merger would be advisable and fair to, and in the best interests of, its stockholders, as promptly as practicable following the execution and delivery of this Agreement, it is expected that the holders of (i) at least 66.67% of the issued and outstanding shares of Preferred Stock and (ii) at least 66.67% of the issued and outstanding shares of Stock (excluding the Buyer Shares), voting together as a single class on an as-converted basis, will deliver a written consent and agreement of stockholders in the form attached as Exhibit A hereto pursuant to Section 228 of the DGCL, approving and adopting this Agreement and the Merger in accordance with Section 251 of the DGCL (the “Stockholder Consent”).

D. Concurrently with the execution of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, certain Stockholders have entered into a Stockholder Support Agreement in the form attached as Exhibit B hereto (the “Stockholder Support Agreement”), containing various covenants, agreements and releases set forth therein.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, certain Stockholders have entered into a Restrictive Covenant Agreement in the form attached as Exhibit C hereto (the “Restrictive Covenant Agreement”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, demand, examination, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional Period” means the lesser of (i) sixty (60) calendar days and (ii) such additional period less than sixty (60) calendar days ending one (1) Business Day following receipt of the Remaining Governmental Approvals.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Outstanding Note Amount” means the aggregate principal and accrued interest of all Recourse Promissory Notes outstanding immediately prior to the Effective Time with respect to all outstanding Common Stock, but excluding, for the avoidance of doubt, any portions of such Recourse Promissory Notes that are attributable to shares of Restricted Stock that will be cancelled pursuant to Section 2.9(c) (each such share of Common Stock (excluding Restricted Stock) that was purchased through a Recourse Promissory Note that is still outstanding as of immediately prior to the Effective Time, the “Common Stock Subject to Promissory Notes”).

“Aggregate Vested Option Exercise Price” means the aggregate cash exercise prices payable upon the exercise in full of all Vested Options outstanding as of immediately prior to the Effective Time.

“Ancillary Agreements” means all other agreements, documents, certificates and instruments required to be executed and delivered by any party pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Parties” means the Buyer, the Surviving Corporation and any Subsidiaries of the Surviving Corporation and any Affiliates of all of the foregoing.

“Buyer Shares” means the shares of the Class B Common Stock acquired by Buyer or any of its Affiliates pursuant to the Common Stock Purchase, whether or not owned by Buyer, Infor Retail or Merger Sub, prior to the Effective Time.

“Bylaws” means the Bylaws of LogicBlox-Predictix Holdings, Inc. adopted November 5, 2014.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries as of such date calculated in accordance with GAAP, net of any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries.

“Closing Working Capital Overage” means the amount, if any, by which the Closing Net Working Capital is greater than the highest value in the Target Net Working Capital Range. If the Closing Net Working Capital is equal to or is lower than the highest value in the Target Net Working Capital Range, then Closing Working Capital Overage shall mean zero.

“Closing Working Capital Underage” means the amount, if any, by which the Closing Net Working Capital is less than the lowest value in the Target Net Working Capital Range. If the Closing Net Working Capital is equal to or greater than the lowest value in the Target Net Working Capital Range, then Closing Working Capital Underage shall mean zero.

“Common Stock” means the Company’s Common Stock, par value $0.0001 per share, and the Class B Common Stock.

“Consent” means consents, approvals, clearances, exemptions or the expiration or termination of any prescribed waiting period.

“Continuing Employee” shall mean a current employee who is employed by the Company or any of its Subsidiaries as of the Closing Date and continues his or her employment with the Buyer or one of its Affiliates on the Business Day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date).

“Contract” means any contract, agreement or arrangement, whether written or oral and whether express or implied, in each case to the extent legally binding and as amended, restated, supplemented or otherwise modified (including by way of any protocol, attachment or guaranty related thereto).

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Determination Time” means 11:59 pm on the Business Day immediately preceding the Closing Date, provided that the Determination Time for the calculation of Taxes included in Net Working Capital shall be 11:59 pm on the Closing Date.

“Dissenting Shares Amount” means (i) the aggregate number of Fully Diluted Shares of Dissenting Shares multiplied by (ii) the applicable Per Share Cash Merger Consideration.

“Encumbrance” means any charge, limitation, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on the right to vote, sell or otherwise dispose of the subject property, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, other than any restriction or limitation imposed by this Agreement.

“Enterprise Value” means $125,000,000.

“Escrow Agent” means Wilmington Trust, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Seller Representative and the Escrow Agent, substantially in the form attached as Exhibit D hereto.

“Estimated Cash Merger Consideration” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses, minus (vii) the Seller Representative Reserve, plus (viii) the Aggregate Vested Option Exercise Price, plus (ix) the Aggregate Outstanding Note Amount minus (x) the Indemnity Escrow Amount.

“Fully Diluted Shares” means the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of (a) Restricted Stock and (b) Common Stock held by the Buyer or any of its Affiliates, including the Buyer Shares), plus (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Shares Outstanding, plus (iii) the number of shares of Common Stock issuable upon the exercise in full of all outstanding Vested Options as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Holder Taxes” means the following amounts: (a) all Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period; (b) any Transfer Taxes for which the Holders are liable pursuant to Section 6.6; (c) all liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (including any of their respective predecessor entities) are or were a member on or prior to the Closing Date; and (d) all Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to events or transactions occurring prior to the Closing Date; provided, however, that Holder Taxes shall not include (i) any Taxes taken into account in the Final Closing Statement as finally determined pursuant to Section 2.13 (including, for the avoidance of doubt, any Taxes included in the calculation of Closing Net Working Capital); (ii) any Taxes resulting from transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), (iii) any Taxes resulting from an election under Section 338 of the Code (or any comparable provision of state, local or non-U.S. Law), or (iv) any Taxes to the extent attributable to a breach by the Buyer Indemnitees of their obligations in Section 6.2(d).

“Holders” means the Stockholders and the holders of the Vested Options.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees and expenses (if any), that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) unpaid management fees; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, except in each case for ordinary course trade payables. For the avoidance of doubt, Indebtedness does not include any Taxes.

“Indemnity Escrow Amount” means $15,000,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) trade names, trademarks, service marks, domain names and other Internet addresses or identifiers, trade dress, corporate names, logos, slogans, design rights and other similar designations of source or origin, together with all goodwill symbolized by or associated with any of the foregoing (collectively, “Marks”); (ii) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights, copyrightable subject matter and works of authorship (collectively, “Copyrights”); (iv) trade secrets, ideas, know-how, inventions, methods, formulae, models, methodologies, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists, and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (v) moral rights; (vi) rights of publicity; and (vii) rights in computer programs and Software (whether in source code, object code or other form), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, databases, compilations and data, technology supporting the foregoing and all other tangible embodiments thereof, and all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”); in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of November 20, 2014, by and among the Company and the Stockholders that are party thereto.

“knowledge,” (x) with respect to the Buyer or Merger Sub, means the knowledge of any executive officer of such party and, in each case, such knowledge as would be imputed to such officers upon due inquiry, and (y) with respect to the Company, means the knowledge of Molham Aref and Rafael Gonzalez Caloni and, in each case, such knowledge as would be imputed to such Persons upon due inquiry of the people reporting to such Persons.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts (each an “Effect”) that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would have a material adverse effect on the ability of the Company to consummate the Merger; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) Effects generally affecting the industry in which the Company or its Subsidiaries operate, or the general economy or the financial or securities markets (so long as the Effects are not disproportionately adverse to the Company and its Subsidiaries, taken as a whole), (B) any Effect relating to political conditions or changes in such conditions, including the outbreak of war, declaration of a national emergency, the occurrence of any military attack and acts of terrorism (so long as the Effects are not disproportionately adverse to the Company and its Subsidiaries, taken as a whole relative to other participants in the industries and geographic locations in which the Company participates), (C) changes in Law or GAAP, (D) any failure, in and of itself, by the Company to meet any projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a, Material Adverse Effect), (E) any Effect (including any loss of employees, any litigation or any disruption in supplier, distributor, partner or similar relationships) to the extent resulting from or arising out of the execution, delivery, announcement or performance of this Agreement, any of the Ancillary Agreements or the announcement, pendency or anticipated consummation of the Merger or the other transactions contemplated herein or therein, and (F) any actions taken or failure to take any action by the Company that are: (1) expressly required by this Agreement to be taken or expressly prohibited to be taken pursuant to this Agreement or (2) consented to by Buyer.

“Merger Consideration” means (i) the Estimated Cash Merger Consideration, subject to adjustment in accordance with Section 2.13, plus (ii) any amounts paid in respect of the Stock and the Options out of the Indemnity Escrow Fund as provided in this Agreement and the Escrow Agreement.

“Net Adjustment Amount” means either a Positive Net Adjustment Amount or Negative Net Adjustment Amount as applicable.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries minus (ii) the consolidated current liabilities (including deferred revenue) of the Company and its Subsidiaries, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude deferred Tax assets, deferred Tax liabilities, and any amounts relating to or included in Cash, Indebtedness, Transaction Expenses to the extent such amounts are reflected in the calculation of the Merger Consideration (to avoid any double-counting with any other adjustments).

“Open Source Materials” means all Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the Artistic License, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Netscape Public License, Sun Community Source License, Sun Industry Standards License or any other license described by the Open Source Initiative as set forth on www.opensource.org as of the date hereof.

“Option” means each outstanding option to purchase Common Stock.

“Per Share Cash Merger Consideration” means the Per Share Common Stock Cash Merger Consideration, or the Per Share Preferred Stock Cash Merger Consideration, as applicable.

“Per Share Common Stock Cash Merger Consideration” means an amount, rounded to four decimal places, equal to the quotient obtained by dividing an amount equal to the Estimated Cash Merger Consideration by the Fully Diluted Shares.

“Per Share Preferred Stock Cash Merger Consideration” means an amount, rounded to four decimal places, equal to (i) the Per Share Common Stock Cash Merger Consideration multiplied by (ii) the number of shares of Common Stock into which a share of Preferred Stock is convertible immediately prior to the Effective Time.

“Per Share Restricted Stock Price” means the original per share purchase price paid by a holder of Restricted Stock to purchase such shares (including the exercise price for “early exercised” Options).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Shares Outstanding” means the number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Pro Rata Portion” means, with respect to each Stockholder and holder of a Vested Option, an amount equal to the quotient obtained by dividing (i) the number of Fully Diluted Shares held by such Stockholder or holder of a Vested Option by (ii) the number of Fully Diluted Shares held by all Stockholders and holders of the Vested Options.

“Recourse Promissory Note” means those certain Recourse Promissory Notes issued by certain Stockholders to the Company in connection with such Stockholders’ purchase of Stock (including in connection with “early exercise” of Options), and which remain outstanding as of immediately prior to the Effective Time.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Stock” means any share of Common Stock that is subject to vesting or the Company’s right of repurchase as of immediately prior to the Closing (after giving effect to any applicable right of acceleration of vesting of such Restricted Stock triggered by the transactions contemplated by this Agreement).

“Right of First Refusal and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement, dated as of November 20, 2014, by and among the Company and the Stockholders that are party thereto.

“Seller Representative Reserve” means an amount equal to $250,000.

“Stock” means the Common Stock and the Preferred Stock.

“Stockholders” means the holders of the Stock; provided, however, in no event shall the Buyer or any of its Affiliates be considered a holder of Stock for any purposes under this Agreement, except for the purposes of Section 2.7(c).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Target Net Working Capital Range” means negative $4,000,000 to negative $2,000,000.

“Tax Return” means any return, declaration, report, statement, information statement, worksheet, schedule and any other document filed or required to be filed with any Governmental Authority, including any claims for refunds of Taxes and any attachments thereto, amendments or supplements of any of the foregoing.

“Taxes” means: all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer pricing, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, abandoned property, Code Section 59A, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Transaction Deductions” means all items of loss or deduction for U.S. federal income and state and local tax purposes resulting from or attributable to: (i) the exercise of any Options in connection with the transactions contemplated hereby, (ii) any amounts payable to holders of Options pursuant to this Agreement, (iii) Transaction Expenses, (iv) the employer portion of any employment or payroll Taxes payable in connection with the foregoing, and (v) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing.

“Transaction Expenses” means, in each case, solely to the extent not paid immediately prior to the Closing, (i) all fees and expenses payable by the Company or its Subsidiaries to counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (ii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (iii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (iv) the Restricted Stock Payment Amount; (v) the amounts payable under the Release Agreements, as such term is defined in Schedule 3.17 of the Disclosure Schedules; (vi) any change of control payments, bonuses (including Transaction Bonuses, as such term is defined in Schedule 3.4(c) of the Disclosure Schedules)), retention obligations or similar amounts payable to service providers or due by the Company or any of its Subsidiaries to service providers solely as a result of the consummation of the transactions contemplated hereby, in each case that become payable on or about the Closing Date (but excluding, for the avoidance of doubt, any “double trigger”, severance, termination or similar amounts payable to any Continuing Employee in connection with a subsequent termination of the Continuing Employee by the Buyer following the Closing), except for those arrangements set forth on Schedule 1; and (vii) the fees and expenses of the Paying Agent. For the avoidance of doubt, Transaction Expenses does not include any Taxes.

“Transfer Taxes” means all sales (including without limitation, bulk sales), use, value added, transfer, conveyance, stamp, registration, documentary, excise, real property transfer, recording, license or similar Taxes and fees imposed by any Governmental Authority arising out of or in connection with or attributable to the transactions contemplated by this Agreement.

“Unvested Option” means an Option that is not a Vested Option as of immediately prior to the Effective Time.

“Vested Option” means an Option that is vested as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such Option triggered by the transactions contemplated by this Agreement).

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

“Working Capital Overage” shall mean the amount, if any, by which the Estimated Net Working Capital is greater than the highest value in the Target Net Working Capital Range. If the Estimated Net Working Capital is equal to or is lower than the highest value in the Target Net Working Capital Range, then Working Capital Overage shall mean zero.

“Working Capital Underage” shall mean the amount, if any, by which the Estimated Net Working Capital is less than the lowest value in the Target Net Working Capital Range. If the Estimated Net Working Capital is equal to or greater than the lowest value in the Target Net Working Capital Range, then Working Capital Underage shall mean zero.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Advisory Group	2.15(d)
Aggregate Cap	8.5(a)
Agreement	Preamble
Amended and Restated Certificate	Recitals
Applicable Accounting Principles	2.12
Balance Sheet	3.6(b)
BIS Lists	3.8(d)
Buyer	Preamble
Buyer Indemnitees	8.2
Cancelled Shares	2.7(d)
CERCLA	3.16(b)(ii)
Certificate of Merger	2.2(b)
Certificates	2.10(b)
Claim Notice	8.4(a)
Class B Common Stock	Recitals
Closing	2.2(a)
Closing Balance Sheet	2.13(a)
Closing Cash	2.13(a)
Closing Date	2.2(a)
Closing Indebtedness	2.13(a)
Closing Net Working Capital	2.13(a)
Closing Transaction Expenses	2.13(a)
Code	3.10(b)
Common Stock Purchase	Recitals
Company	Preamble
Company 401(k) Plan	5.11
Company Owned IP	3.14(a)

Confidentiality Agreement	5.7
Cooley	10.19
Current D&O Policy	5.6(a)
D&O Indemnified Parties	5.6(b)
Debt Payoff Letter	7.3(h)
DGCL	Recitals
Direct Claim	8.4(c)
Disclosure Schedules	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Employee Options	6.8(c)
Environmental Law	3.16(b)(i)
ERISA	3.10(a)(i)
Estimated Cash	2.12
Estimated Indebtedness	2.12
Estimated Net Working Capital	2.12
Estimated Transaction Expenses	2.12
Final Cash Merger Consideration	2.13(f)
Final Closing Statement	2.13(a)
Financial Statements	3.6(a)
Fundamental Representations	8.1(a)(i)
General Cut-Off Date	8.6(b)
Hazardous Substances	3.16(b)(ii)
HSR Act	3.3(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.13(c)
Infor Enterprise	Recitals
Infor Retail	Recitals
Interim Financial Statements	3.6(a)
IRS	3.10(b)
IT Systems	3.14(i)
Letter of Transmittal	2.10(b)
Losses	8.2
Majority Holders	2.15(c)
Material Contracts	3.17(a)
Merger	Recitals
Merger Sub	Preamble
Negative Net Adjustment Amount	2.15(c)
Net Adjustment	2.15(c)
Non-U.S. Benefit Plan	3.10(j)
Notice of Disagreement	2.13(b)
OFAC	3.8(c)
Option Payment Amount	2.9(a)
Paying Agent	2.10(a)
Payoff Indebtedness	2.11(a)(ii)

Pending Claims Holdback Amount	8.6(b)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Personal Information	3.20(a)
Plans	3.10(a)(ii)
Positive Net Adjustment Amount	2.13(g)
Pre-Closing Indemnitees	5.6(a)
Preferred Stock	Recitals
Preliminary Closing Statement	2.12
Privacy Laws	3.20(a)
Prohibited Persons	3.8(d)
Prohibited Transactions	5.3(a)
Release	3.16(b)(iii)
Restricted Stock Payment Amount	2.9(c)
Retained Privilege	10.19
Run-Off Policy	5.6(a)
SDNs	3.8(d)
Seller Representative	Preamble
Seller Representative Expenses	2.15(f)
Seller Representative Group	2.15(d)
SPA Purchase Price	Recitals
Standard Agreements	3.17(a)(xi)
Stockholder Consent	Recitals
Stockholder Purchase Agreement	Recitals
Stockholder Support Agreement	Recitals, Recitals
Surviving Corporation	2.1
Tax Claim	6.5(a)
Tax Classification	3.15(m)
Termination Date	9.1(d)(i)
Third Party Claim	8.4(a)
Transaction Expenses Payoff Instructions	7.3(i)
WARN Act	3.11(f)

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Buyer and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2 Closing.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 1333 2nd Street, Santa Monica, California, 90401, at 10:00 a.m., Eastern Time on the next Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the Company and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit E hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of DGCL.

Section 2.4 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit F hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit G hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Buyer, Merger Sub, the Company or any holder of any Stock or any shares of capital stock of Merger Sub and in accordance with Sections 2(a) and 2(b) of the Amended and Restated Certificate:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Buyer Shares, Restricted Stock, Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive: (i) the Per Share Common Stock Cash Merger Consideration, provided, however, that if such share is a share of Common Stock Subject to Promissory Note, minus the per share Aggregate Outstanding Note Amount applicable to such share; (ii) any amounts that may be payable in respect of such Stock from the Indemnity Escrow Fund as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein, and (iii) any amounts that may be payable in respect of such Stock from the Seller Representative Reserve as provided in this Agreement, at the respective times and subject to the contingencies specified herein;

(b) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive: (i) the Per Share Preferred Stock Cash Merger Consideration, in cash, without interest, (ii) any amounts that may be payable in respect of such Stock from the Indemnity Escrow Fund as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein, and (iii) any amounts that may be payable in respect of such Stock from the Seller Representative Reserve as provided in this Agreement, at the respective times and subject to the contingencies specified herein;

(c) Each share of the Stock that is owned by the Buyer, Infor Retail or Merger Sub (including the Buyer Shares) immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(d) Each share of the Stock that is held in the treasury of the Company or owned by the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore (shares of the Stock described in Section 2.7(c) and this Section 2.7(d), “Cancelled Shares”); and

(e) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of the Stock (other than Cancelled Shares or Restricted Stock) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Stock in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights, if such Section provides for appraisal rights for such Stock in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.7(a) or Section 2.7(b), without interest and Buyer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.10(b), following the satisfaction of the applicable conditions set forth in Section 2.10(b), the applicable Merger Consideration as if such shares never had been Dissenting Shares. The Company shall give the Buyer prompt notice of any written demands received by the Company for appraisal of Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger. The Company shall not, except with the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9 Options and Restricted Stock.

(a) At the Effective Time, each Vested Option issued and outstanding as of immediately prior to the Effective Time shall be cancelled, and in consideration of such cancellation, the Buyer shall cause the Surviving Corporation or its applicable Subsidiary to pay as promptly as practicable to such holder an amount in cash equal to the product of (i) the number of shares of Common Stock for which such Option is exercisable and (ii) the excess of the Per Share Common Stock Cash Merger Consideration over the per share of Common Stock exercise price of such Option (the aggregate of such amounts for all Vested Options, the “Option Payment Amount”). The holder of any Vested Option shall also be entitled to: (A) any amounts that may be payable in respect of such Option from the Indemnity Escrow Fund as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein; and (B) any amounts that may be payable in respect of such Option from the Seller Representative Reserve as provided in this Agreement, at the respective times and subject to the contingencies specified herein. The amounts described in this Section 2.9(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Vested Options.

(b) At the Effective Time, each Unvested Option shall be cancelled without consideration and shall be of no further force and effect.

(c) At the Effective Time, each share of Restricted Stock issued and outstanding as of immediately prior to the Effective Time shall be cancelled, and in consideration of such cancellation, the Buyer shall cause the Surviving Corporation or its applicable Subsidiary to pay as promptly as practicable to such holder an amount in cash equal to the product of (i) the number of shares of Restricted Stock and (ii) the applicable Per Share Restricted Stock Price (the aggregate of such amounts for all shares of Restricted Stock, the “Restricted Stock Payment Amount”); provided, however, that such cash payment will not be made (and shall not be taken into account as Restricted Stock Payment Amount) to shares of Restricted Stock that were purchased with a Recourse Promissory Note; provided further, that the consideration for the cancellation of Restricted Stock purchased with a Recourse Promissory Note shall be the cancellation of a portion of the aggregate indebtedness of such Recourse Promissory Note that underlies such Restricted Stock. For clarity, shares of Restricted Stock that are subject to accelerated vesting and the lapse of the Company’s repurchase right effective as of immediately prior to the Effective Time shall be subject to the treatment described in Section 2.7(a) above and will not be deemed to be Restricted Stock as of the Effective Time for purposes of this Agreement.

Section 2.10 Payment for Stock.

(a) Prior to the Effective Time, the Buyer and the Company shall appoint Wilmington Trust, N.A. (or another paying agent to be agreed to by Buyer and the Company prior to the Closing) to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.10 and otherwise reasonably satisfactory to the parties. At or before the Closing, the Buyer shall deposit with the Paying Agent, for the benefit of the Stockholders, cash in an amount equal to (i) the Estimated Cash Merger Consideration, minus (ii) the Dissenting Shares Amount, minus (iii) the Option Payment Amount, by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Paying Agent; provided, that the Buyer shall thereafter promptly deposit with the Paying Agent any portion of the Estimated Cash Merger Consideration that may become due with respect to Stock that is no longer Dissenting Shares as specified in Section 2.8. Such funds shall be invested as directed by Buyer and the Seller Representative, pending payment thereof by the Paying Agent to the Stockholders. Earnings from such investments shall be the sole and exclusive property of the Buyer or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of Stockholders.

(b) As promptly as practicable after the Closing (but in no event later than two (2) Business Days following the Closing Date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Stock (the “Certificates”) and whose Stock were converted with the right to receive the consideration described in Section 2.7(a) and Section 2.7(b), (i) a letter of transmittal substantially in the form attached as Exhibit H hereto (a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying

Agent, together with such Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable but in any event no later than two (2) Business Days after the applicable holder of a Certificate satisfies the obligations described in the preceding sentence), an amount in cash equal to (A) the applicable Per Share Cash Merger Consideration multiplied by (B) the number of shares of the Stock formerly represented by such Certificate, without interest, and such Certificate shall, upon such surrender, be cancelled. Each such holder shall also be entitled to any amounts that may be payable in respect of the Stock formerly represented by such Certificate from the Indemnity Escrow Fund as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Buyer and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.10, any Certificate (other than Certificates representing Cancelled Shares or Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, without interest, as contemplated herein. Notwithstanding the foregoing, if a Stockholder delivers to the Paying Agent at least two Business Days before the Closing a duly executed Letter of Transmittal together with the Certificate, the Buyer shall cause such Stockholder’s Letter of Transmittal and Certificate to be reviewed and processed prior to the Effective Time, such that, so long as such Person continues to hold the shares of Stock represented by such Certificate as of immediately prior to the Effective Time, such Person will be paid the payments described in Section 2.7(a) and Section 2.7(b), as applicable, with respect to such Certificate on the Closing Date, by check or by wire transfer of immediately available funds in accordance with the Letter of Transmittal.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than one representing Cancelled Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.

(d) All cash paid upon conversion of the Stock in accordance with the terms of this Article II (including the cash payable upon release of the Indemnity Escrow Fund), all cash paid pursuant to Section 2.11 and all cash deposited with the Company pursuant to this Article II and further distributed by the Company pursuant to the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Stock. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the Stock represented thereby, except as otherwise provided herein or by applicable Law.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.10(b) for the Stock represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their reasonable discretion, require the delivery of a satisfactory indemnity.

(f) At any time following the date that is fifteen (15) months after the Effective Time, the Buyer shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, or any Certificates or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to the Buyer only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without interest; provided, that any such portion of the Merger Consideration payable from the Indemnity Escrow Fund shall be held and distributed to the Person(s) entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding anything to the contrary in this Section 2.10, to the fullest extent permitted by applicable Law, none of the Paying Agent, the Buyer or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) As promptly as practicable after the Effective Time (but in no event later than the Surviving Corporation’s first payroll following the Closing), the Surviving Corporation or its applicable Subsidiary shall, in exchange for the Vested Options, make the payment in respect of each such Option to which each holder thereof is entitled as specified in Section 2.9(a) in accordance with Section 6.8(c).

(h) As promptly as practicable after the Effective Time, the Surviving Corporation or its applicable Subsidiary shall, in exchange for the shares of Restricted Stock (other than shares of Restricted Stock that were purchased with a Recourse Promissory Note), make the payment in respect of each such share of Restricted Stock to which each holder thereof is entitled as specified in Section 2.9(c).

(i) All payments to be made under this Section 2.10 shall be made by wire transfer of immediately available funds to an account designated by the holder of the Stock, except as otherwise agreed by the payor and payee. Wire transfer instructions shall be provided to the Surviving Corporation at least two Business Days prior to the applicable payment date.

Section 2.11 Other Closing Payments.

(a) As part of the Merger Consideration, concurrently with the Closing

(i) the Buyer shall deliver or cause to be delivered the Indemnity Escrow Amount to the Escrow Agent for deposit into the Indemnity Escrow Fund;

(ii) the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.11(a)(ii) (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iii) the Buyer shall deliver or cause to be delivered to the Surviving Corporation or its applicable Subsidiaries, the Option Payment Amount and shall instruct the Surviving Corporation and/or its applicable Subsidiaries to distribute the Option Payment Amount as promptly as possible (and in any event no later than the day that is the first payroll of the Surviving Corporation or such Subsidiary following the Closing) pursuant to Section 2.9 in accordance with Section 6.8(c);

(iv) the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement; and

(v) the Buyer shall pay or deposit, or cause to be paid or deposited to the Seller Representative, the Seller Representative Reserve, in accordance with Section 2.16.

All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.12 Closing Estimates. At least three Business Days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) a good-faith estimate of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses determined as of the Determination Time and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (ii) on the basis of the foregoing, a calculation of the Estimated Cash Merger Consideration. Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet (provided, that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail), subject to such differences in accounting principles, policies and procedures as are set forth on Schedule 2.12 (GAAP as so modified pursuant to Schedule 2.12, the “Applicable Accounting Principles”). All calculations of Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be accompanied by a certificate of a duly authorized officer of the Company certifying that such estimates have been calculated in good faith in accordance with this Agreement. All such estimates shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.10(a) and Section 2.11 and shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected thereof.

Section 2.13 Post-Closing Adjustment of Merger Consideration.

(a) Within 90 days after the Closing Date, the Surviving Corporation shall prepare, or cause to be prepared, and deliver to the Seller Representative (on behalf of the Stockholders) a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries, as of the Determination Time (the “Closing Balance Sheet”) and (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (the “Closing Indebtedness”), (C) Cash (the “Closing Cash”), and (D) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of the Determination Time and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the Applicable Accounting Principles. The Buyer shall cause the Surviving Corporation to (1) afford the Seller Representative (including its legal advisors and accountants) access to the Surviving Corporation’s books and records as and to the extent reasonably necessary for the Seller Representative to confirm the accuracy of the Final Closing Statement, (2) make available to the Seller Representative any employee of the Surviving Corporation or Buyer who was materially involved in the preparation the Final Closing Statement, and (3) provide the Seller Representative with any other documentation or information reasonably requested to confirm the Final Closing Statement.

(b) The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Seller Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Seller Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.13(c).

(c) During the 15 day period following delivery of a Notice of Disagreement by the Seller Representative to the Buyer (the “Resolution Period”), the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Seller Representative and the Buyer within the Resolution Period shall be final and binding with respect to such items, and if the Seller Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Seller Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Seller Representative and the Buyer have not resolved all such differences by the end of the Resolution Period, the Seller Representative and the Buyer shall submit, in writing, to a mutually agreed upon public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Seller Representative’s and the Buyer’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which the Seller Representative and the Buyer have been unable to agree. The Independent Accounting Firm’s services and authority to make a determination shall be limited in scope to the disputed issues, and the Independent Accounting Firm is not to make any other determination. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Deloitte LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller Representative and the Buyer or, if the parties are unable to agree within five (5) Business Days from the end of the Resolution Period, then the Independent Accounting Firm shall be an internationally recognized independent public accounting firm and shall be selected by a single arbitrator mutually agreeable to the Seller Representative and Buyer. In the event that, within 30 days after the end of the Resolution Period, the Seller Representative and Buyer cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. The Seller Representative and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.13(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller Representative (on behalf of the Stockholders) and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. All other fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) The Buyer and the Seller Representative will, and will cause the Company (in the case of the Seller Representative, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Estimated Cash Merger Consideration contemplated by this Section 2.13) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company or the Surviving Corporation, as the case may be, and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.13. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.13; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) Following the determination of the Closing Net Working Capital pursuant to Section 2.13, the Estimated Cash Merger Consideration shall be recalculated by (A) substituting either (x) the Working Capital Overage with the Closing Working Capital Overage as determined pursuant to Section 2.13 or (y) the Working Capital Underage with the Closing Working Capital Underage pursuant to Section 2.13, (B) substituting the Estimated Indebtedness with the Closing Indebtedness as finally determined pursuant to this Section 2.13, (C) substituting the Estimated Cash with the Closing Cash as finally determined pursuant to this Section 2.13 and (D) substituting the Estimated Transaction Expenses with the Closing Transaction Expenses as finally determined pursuant to this Section 2.13 (collectively, the “Net Adjustment” and the Estimated Cash Merger Consideration as recalculated pursuant to the preceding clauses (A) through (D), the “Final Cash Merger Consideration”).

(g) If after taking into consideration the Net Adjustment, the Final Cash Merger Consideration is greater than the Estimated Cash Merger Consideration (the “Positive Net Adjustment Amount”), the Buyer shall promptly (but in any event within five Business Days of final determination of the Net Adjustment Amount) pay the Positive Net Adjustment Amount by wire transfer of immediately available funds to (1) the Paying Agent for delivery to the Stockholders (other than holders of any Dissenting Shares) and (2) the Surviving Corporation and/or its applicable Subsidiaries for delivery to holders of the Vested Options in accordance with Section 6.8(c). Payment of such amounts to the Holders shall be made in accordance with their Pro Rata Portions.

(h) If after taking into consideration the Net Adjustment, the Estimated Cash Merger Consideration is greater than the Final Cash Merger Consideration (the “Negative Net Adjustment Amount”), the Buyer and the Seller Representative shall execute and deliver mutual written notice to the Escrow Agent specifying the Negative Net Adjustment Amount, and the Escrow Agent shall pay the Negative Net Adjustment Amount (such value shall be deemed to be equal to the absolute value of such amount) out of the Indemnity Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement. If the Indemnity Escrow Fund is insufficient to cover the entire amount payable to the Buyer pursuant hereto, the deficiency shall be recovered from the Holders severally but not jointly and based on their Pro Rata Portion subject to the Aggregate Cap.

Section 2.14 Withholding Rights. Each of the Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law (including amounts required to be deducted and withheld with respect to the Seller Representative Reserve, the Net Adjustment Amount or the Indemnity Escrow Fund,

consistent with Section 6.8). To the extent that such amounts are so appropriately withheld and paid over to or deposited with the relevant Governmental Authority in accordance with applicable law by the Buyer, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. The Buyer shall use commercially reasonable efforts to avoid or reduce any such withholding, including obtaining, or causing another party to obtain, IRS Forms W-8 and/or W-9 from the recipients of such payments.

Section 2.15 Seller Representative.

(a) By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent and the Letters of Transmittal, the Holders irrevocably appoint and constitute Fortis Advisors LLC as exclusive agent, proxy and attorney-in-fact, with full power of substitution, to act on behalf of the Holders for certain limited purposes, as the Seller Representative, including the full power and authority to act on the Holders’ behalf as provided in Section 2.15(b). The Holders, by approving this Agreement, further agree that the powers, immunities and right to indemnification granted to the Seller Representative Group hereunder: (i) are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative, except as provided in Section 2.15(c), and shall be binding upon the successors, heirs, executors, administers and legal representatives of each Holder and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Holder, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund. All decisions, actions, consents and instructions by the Seller Representative shall be binding upon each Holder and such Holder’s successors as if expressly confirmed and ratified in writing by such Holder, and no Holder shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction. The Buyer and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Seller Representative as being the decision, action, consent or instruction of the Holders, and the Buyer and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. The Seller Representative shall be entitled to: (A) rely upon the Pro Rata Portions provided to Seller Representative, (B) rely upon any signature believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.

(b) The Seller Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Without limiting the generality of the foregoing, the Seller Representative shall have full power, authority and discretion to (i) consummate the transactions contemplated under this Agreement and the Ancillary Agreements (including pursuant to Section 2.13 hereof); (ii) negotiate disputes arising under, or relating to, this Agreement and the Ancillary Agreements (including pursuant to Section 2.13 and Article VIII hereof); (iii) withhold any amounts received on behalf of the Holders under this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Holders or the Seller Representative in the performance of their duties hereunder (including pursuant to Section 2.13, Section 2.14 and Article VIII hereof); and (iv) following the Closing Date execute and deliver, on behalf of the Holders, any amendment or waiver to this

Agreement and the Ancillary Agreements (without the prior approval of the Holders) that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, provided that such amendment does not require approval of the Stockholders pursuant to applicable Law. Notwithstanding anything to the contrary herein, the Seller Representative shall have no authority to resolve any claim that is made by a Buyer Indemnitee against a particular Holder for such Holder’s fraud (made with intent to deceive). The Seller Representative shall have full power and authority to take any action (or refrain from doing any further act or deed) by or on behalf of the Holders which the Seller Representative deems necessary or appropriate in its sole discretion in connection with this Agreement (including pursuant to Section 2.13 and Article VIII hereof) and the Ancillary Agreements. The Seller Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein and in the Escrow Agreement, and such duties and obligations shall be determined solely by the express provisions of this Agreement and the Escrow Agreement, and for purposes of clarity, there are no obligations of the Seller Representative in any other schedule, exhibit or the Disclosure Schedules.

(c) The Seller Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Holders holding a majority of the Fully Diluted Shares (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to the Buyer and, after the Effective Time, to the Surviving Corporation; provided, that until such notice is received, the Buyer, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Seller Representative as described in Section 2.15(a). The immunities and rights to indemnification shall survive the resignation or removal of the Seller Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d) Certain Holders have entered into an engagement agreement with the Seller Representative to provide direction to the Seller Representative in connection with its services under this Agreement, the Escrow Agreement and the Seller Representative engagement agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Seller Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Seller Representative Group”), shall be liable to any Holder for any action or failure to act in connection with the acceptance or administration of the Seller Representative’s responsibilities hereunder, under the Escrow Agreement or under any Seller Representative engagement agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct.

(e) The Seller Representative shall be entitled to recover any Seller Representative Expenses it may incur in performing its duties or exercising its rights under this Agreement: (i) first by recourse to the Seller Representative Reserve paid to Seller Representative under Section 2.16 of this Agreement, (ii) second by recourse from any distribution of the Indemnity Escrow Fund otherwise distributable to the Holders in the event such expenses exceed the Seller Representative Reserve, and (iii) third by recourse directly to the Holders based on their respective Pro Rata Portions in the event such expenses exceed the Seller Representative Reserve; provided, however, notwithstanding the foregoing or any other term in this Agreement, in no event shall any Holder be liable for any obligations of the Seller Representative in an amount in excess of the aggregate proceeds received by such Holder (before withholding) pursuant to Article II of this Agreement. Notwithstanding anything to the contrary in this Agreement, other than the payment of the Seller Representative Reserve to the Seller Representative under Section 2.16 hereof, neither the Buyer nor the Company nor its Subsidiaries shall have any monetary obligation or liability to the Seller Representative. The Holders acknowledge that the Seller Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Seller Representative shall not be required to take any action unless the Seller Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Seller Representative against the costs, expenses and liabilities which may be incurred by the Seller Representative in performing such actions.

(f) By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent, and the Letters of Transmittal, the Holders hereby, severally but not jointly, based on their respective Pro Rata Portions, agree to indemnify, defend and hold harmless the Seller Representative Group from and against any and all losses, liabilities claims, damages, fees, costs or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement incurred on the part of the Seller Representative (except for those arising out of the Seller Representative’s gross negligence or willful misconduct) (collectively, the “Seller Representative Expenses”).

Section 2.16 Seller Representative Reserve. On the Closing Date, the Buyer shall pay, by wire transfer of immediately available funds, to the Seller Representative cash in the amount of the Seller Representative Reserve; provided, that the Seller Representative shall provide wire transfer instructions to the Buyer at least two Business Days prior to the Closing Date. In no event shall the Buyer or its Affiliates, including, following the Closing, the Company and its Subsidiaries, be responsible to the Seller Representative for payment of any amount in excess of the cash amount paid to the Seller Representative by the Buyer under this Section 2.16. The Seller Representative shall maintain the Seller Representative Reserve in a segregated account and shall use the Seller Representative Reserve solely (i) for the purposes of paying directly or reimbursing the Seller Representative for any Seller Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Seller Representative letter agreement, or (ii) as otherwise determined by the Advisory Group. The Seller Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Holders shall not receive interest or other earnings on the Seller Representative Reserve and the Holders irrevocably transfer and assign to the Seller Representative any ownership right that they may have in any interest that may accrue on funds held in the Seller Representative Reserve. The Holders acknowledge that the Seller Representative is not providing any investment supervision, recommendations or advice. The Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Seller Representative Reserve, and has no tax reporting or income distribution obligations. The Seller Representative shall have no responsibility or liability for any loss of principal of the Seller Representative Reserve other than as a result of its gross negligence or willful misconduct. For Tax purposes, the Seller Representative Reserve shall be treated as set forth in Section 6.8(a). Subject to Advisory Group approval, the Seller Representative may contribute funds to the Seller Representative Reserve from any consideration otherwise distributable to the Holders. Any portion of the Seller Representative Reserve that remains undeliverable or unclaimed after six (6) months of the initial delivery attempt shall promptly be paid to Buyer and handled in the same manner as other unclaimed funds as provided in this Agreement. Upon the determination of the Seller Representative that the Seller Representative Reserve is no longer necessary in connection with defending claims for indemnification and other post-Closing matters pursuant to Section 2.15, the Seller Representative shall distribute to the Paying Agent, for further distribution to the Holders (solely out of the Seller Representative Reserve), the amount remaining in the Seller Representative Reserve after payment of all of the Seller Representative Expenses incurred in connection with its services as Seller Representative, in accordance with each Holder’s Pro Rata Portion. The Seller Representative Reserve shall not be available to the Buyer to satisfy any claims hereunder. Any payments as may be required by the Seller Representative to be made directly to it by any Holder pursuant to this Agreement or any other agreement shall be paid in accordance with such Holder’s Pro Rata Portion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (provided that any information set forth in a section or subsection of the Disclosure Schedules shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section or subsection hereof and any other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such information that such information is applicable to such other section or subsection), the Company hereby represents and warrants to the Buyer and Merger Sub as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Buyer prior to the date hereof are true and complete in all material respects.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to approval and adoption of this Agreement by Stockholders representing a majority of the outstanding Stock (which the Company acknowledges is to occur by execution of the Stockholder Consent as promptly as practicable following the execution and delivery of this Agreement), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company. Except for the approval and adoption of this Agreement by the Stockholders pursuant to the Stockholder Consent, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. The affirmative vote of Stockholders representing a majority of the outstanding Stock is the only vote of the holders of any securities of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and the execution of the Stockholder Consent by Stockholders representing a majority of the outstanding Stock will constitute such approval. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; or

(ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any Material Contract.

(b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable competition, merger control, antitrust or similar Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company and its Subsidiaries are qualified to do business and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 175,000,000 shares of Common Stock (other than Class B Common Stock), of which 25,882,800 shares are issued and outstanding, (ii) 120,000,000 shares of Preferred Stock, of which 94,042,025 shares of Preferred Stock are issued and outstanding and (iii) 27,165,434 shares of Class B Common Stock, all of which are issued and outstanding. Schedule 3.4(a) of the Disclosure Schedules sets forth a complete and accurate list of all record and beneficial owners of the issued and outstanding capital stock of the Company, indicating the respective number of shares of the Stock held.

(b) Schedule 3.4(b) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests.

(c) Except for the Stock and except as set forth in Schedule 3.4(c) or Schedule 3.4(d) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance (other than Permitted Encumbrances). All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities Laws. Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

(d) Schedule 3.4(d) of the Disclosure Schedules sets forth the names and addresses of record of all Persons holding any Option, together with the number of shares of Common Stock under such Option, and the relevant exercise price(s) and vesting schedule(s).

Section 3.5 Equity Interests. Except for the Subsidiaries listed in Schedule 3.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to the Buyer, true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2015 and the related consolidated statements of operations, cash flows and stockholders’ deficit of the Company and its Subsidiaries, together with all related notes and schedules thereto, and the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2014 and the related consolidated statements of operations, cash flows and stockholders’ deficit of the Company and its Subsidiaries, together with all related notes and schedules thereto accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at April 30, 2016, and the related consolidated statements of operations and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”). Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments.

(b) Except as and to the extent adequately accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2016 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, except for (x) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, which, in all such cases, are not, individually or in the aggregate, material to the Company or any of its Subsidiaries and (y) liabilities and obligations of a type or nature not required to be reflected on the “liabilities” column of a balance sheet prepared in accordance with GAAP.

(c) The books of account and financial records of the Company and its Subsidiaries have been prepared and are maintained in accordance with sound accounting practice.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not occurred any Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 3.7.

Section 3.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is and each of the Company and its Subsidiaries has been since January 1, 2013, in compliance in all material respects with all Laws applicable to it. The Company has not received during the past two years, any written, or, to the Company’s knowledge, oral notice or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b) Each of the Company and its Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, registrations, or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Company and its Subsidiaries is in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries. Schedule 3.8(b) of the Disclosure Schedules sets forth a true and complete list of the Permits of each of the Company and its Subsidiaries.

(c) The Company and its Subsidiaries have been in compliance in all material respects with (i) all laws concerning the exportation of any products, technology, technical data and services, including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and United States Department of the Treasury; and (ii) United States and applicable international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of the Treasury.

(d) No director, officer or employee of the Company or any of its Subsidiaries, is identified on (i) OFAC’s list of “Specially Designated Nationals and Blocked Persons” (“SDNs”), or any other lists of known or suspected terrorists, terrorist organization or other prohibited persons made publicly available or provided to the Company or its Subsidiaries by any agency of the government of the United States or any jurisdiction in which the Company or its Subsidiaries are doing business (“Prohibited Persons”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List” (collectively “BIS Lists”); or (iii) the Directorate of Defense Trade Controls of the United States Department of State “Debarred List.” To the knowledge of the Company, neither the Company nor any of its Subsidiaries, is, or, since January 1, 2013, has been, involved in business arrangements or otherwise engages in transactions with or involving countries subject to trade sanctions imposed by the United States Government, or with or involving SDNs, Prohibited Persons, or persons on the BIS Lists or the Debarred List.

(e) Neither the Company nor any of its Subsidiaries have taken any action or failed to take any required action in material violation of any applicable Law governing economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

Section 3.9 Litigation. Except as set forth on Schedule 3.9 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in writing, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such. There is no Action pending or, to the knowledge of the Company, threatened in writing, seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its Subsidiaries pending against any other Person.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth a true and complete list of:

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could have any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries; and

(ii) any Contracts between the Company or any of its Subsidiaries and any employee, officer or director of the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries, but excluding “at-will” offer letters that provide no severance benefits and employment agreements in substantially the form(s) furnished to the Buyer (collectively, the “Plans”).

(b) Each Plan is in writing. The Company has furnished to the Buyer a true and complete copy of each such Plan and has delivered to the Buyer a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The Company has no direct or contingent liability with respect to any plan subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan (as defined in Section 3(37) of ERISA). Except as provided in Schedule 3.10(c)(i) of the Disclosure Schedules, no Plan: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Except as provided in Schedule 3.10(c)(ii) of the Disclosure Schedules, each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor does the Company have any knowledge of any such default or violation by any other party to any Plan.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination or opinion letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available, that the Plan is so qualified. No fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could adversely affect the qualified status of any such Plan.

(f) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan with respect to which the Company.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

(h) There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any Subsidiary as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(i) No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(j) In addition to the foregoing, with respect to each Plan that is not subject to United States law (a “Non-U.S. Benefit Plan”):

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and the consummation of the transactions contemplated hereby shall not cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non-United States Laws.

(k) Each Plan subject to Section 409A of the Code has complied with the requirements of Section 409A of the Code as in effect from time-to-time. The Company and its Subsidiaries have no obligation to gross-up any Tax payable by any Person pursuant to Section 409A, 457A or 4999 of the Code.

(l) Except as provided in Schedule 3.10(l) of the Disclosure Schedules, the Company is not obligated to make any payments, including under any Plan, that reasonably could be “excess parachute payments” pursuant to Section 280G of the Code.

Section 3.11 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. There are no, and during the past three years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or to the knowledge of the Company, under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is no, and during the past three years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b) The Company is and during the past three years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(e) The Company and its Subsidiaries have properly classified all current and former employees, directors, individual consultants, temporary employees, leased employees, or any agents for Tax purposes and for participation in any Plans.

(f) Neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” of employees, as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation (collectively, the “WARN Act”), within the past three years and no layoffs that could implicate the WARN Act are currently contemplated by the Company or any Subsidiary.

(g) To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(h) Schedule 3.11(h) of the Disclosure Schedules lists, for each employee of the Company and its Subsidiaries as of the date hereof: (i) current base salary; (ii) 2015 bonus; (iii) accrued vacation/paid time-off; (iv) date of hire by the Company or any of the Company’s Subsidiaries; (v) leave status; and (vi) as applicable, exempt/nonexempt status. The Company shall update such Disclosure Schedule five Business Days before the Closing Date.

Section 3.12 Title to and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The physical assets owned or leased by the Company and its Subsidiaries constitute in all material respects all of the physical assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b) To the knowledge of the Company, all material tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13 Real Property. Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. Each of the Company and its Subsidiaries has good and marketable leasehold title to all Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances in the manner the Company currently operates. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto. Except as set forth on Schedule 3.13(b) of the Disclosure Schedules, all leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing. Neither the Company nor any of its Subsidiaries owns any real property.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all (i) registered or material unregistered Marks, issued Patents and registered Copyrights, including any pending applications to register any of the foregoing and (ii) material Software, in each case owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, and used or held for use in the Company’s and its Subsidiaries’ businesses, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary (“Company Owned IP”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner of all the Company Owned IP.

(b) Except as disclosed on Schedule 3.14(b) of the Disclosure Schedules, the use of any Open Source Materials by the Company or any of its Subsidiaries (i) is permissible, (ii) does not infringe upon the rights of any Person, (iii) does not violate the applicable license with respect to such Open Source Materials and (iv) does not obligate the Company or any of its Subsidiaries to (A) distribute or disclose in source code form any other Software combined or distributed with such Open Source Materials or (B) license or otherwise make available on a royalty-free basis any such other Software that is combined or distributed with such Open Source Materials.

(c) The Company or its Subsidiaries exclusively own or have a valid right to use, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Company Owned IP and all other Intellectual Property used or held for use in the Company’s and its Subsidiaries’ businesses, other than Intellectual Property that is licensed to the Company by a third-party licensor pursuant to a written license agreement that remains in effect. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or any of its Subsidiaries’ ownership (in whole or in part) of any Intellectual Property, nor to the knowledge of the Company, is there a reasonable basis for any such claim.

(d) All Company Owned IP is valid, subsisting and to the knowledge of the Company enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Owned IP or alleging any misuse of such Company Owned IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of the Company Owned IP listed on Schedule 3.14(a) of the Disclosure Schedules (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). Neither the Company nor any of its Subsidiaries has granted any Person any right to control the prosecution or registration of any Intellectual Property owned by the Company or any of its Subsidiaries or to commence, defend or otherwise control any claim with respect to such Intellectual Property.

(e) Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its rights in Company Owned IP and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries, including requiring all third parties having access thereto to execute written non-disclosure agreements. There has not been any disclosure of any Trade Secret of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any Person in a manner that has resulted in the loss of Trade Secrets or other rights in and to such information. All current and former employees, officers, consultants and contractors of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and no current or former employee or officer of the Company or any of its Subsidiaries has excluded works or inventions from his or her assignment of inventions.

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, the provision of any services by or on behalf of the Company or any of its Subsidiaries have not infringed upon, misappropriated, constituted the unauthorized use of or otherwise violated any Intellectual Property rights of any Person, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting, suggesting or threatening (including in the form of offers or invitations to obtain a license) that any such infringement, misappropriation, dilution, unauthorized use or other violation is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to, or used or held for use in the businesses of, the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation, writ or agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the knowledge of the Company, no Person is infringing, misappropriating, diluting, using without authorization or otherwise violating any Intellectual Property owned by or exclusively licensed to, or used or held for use in the businesses of, the Company or any of its Subsidiaries, and no such claim has been asserted or threatened by the Company or any of its Subsidiaries against any Person. This clause (f) contains the only representations and warranties of the Company or any Subsidiary with respect to the absence of infringement or misappropriation by any of them of the Intellectual Property of any third party.

(g) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, or option to purchase, any material Intellectual Property used or held for use in the Company’s or any of its Subsidiaries’ businesses.

(h) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any Person to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.

(i) The Company or one of its Subsidiaries owns, or has rights to access and use or hold for use, all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including data, databases and hardware) and related content (collectively, the “IT Systems”) used to process, store, maintain and operate data, information and functions used in connection with the operation of their businesses as presently conducted, including systems to operate payroll, accounting, billing and receivables, payables, inventory, asset tracking, customer service and human resources functions. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with industry standards to secure the IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the IT Systems. To the knowledge of the Company, (i) there have been no material security breaches in the Company’s or any of its Subsidiaries’ IT Systems, and (ii) there have been no disruptions in the Company’s or any of its Subsidiaries’ IT Systems that materially adversely affected the Company’s or any of its Subsidiaries’ businesses or operations. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that are designed to reasonably address their assessment of risk.

(j) The IT Systems are adequate for the operation of the businesses of the Company and its Subsidiaries as currently operated, and are in good working condition (normal wear and tear excepted). To the knowledge of the Company, the IT Systems and Software are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature designed to disrupt, disable or otherwise impair the functioning of any IT Systems or Software. Neither the Company nor any of its Subsidiaries has delivered, licensed or made available, and has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available, the source code for any Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries. There has not been any material malfunction with respect to any of the IT Systems that has not been remedied or replaced.

Section 3.15 Taxes.

(a) Each of the Company and its Subsidiaries has properly completed and timely filed all income and other material Tax Returns required to be filed by them. All such Tax Returns filed by the Company and its Subsidiaries are accurate, complete and correct in all material respects. Each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to the withholding of Taxes and has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due.

(b) True, correct and complete copies of all federal, state and local income Tax Returns filed for each of the Company and its Subsidiaries for taxable years commencing on or after December 31, 2011, have been delivered or made available to representatives of the Buyer.

(c) Each of the Company and its Subsidiaries has timely paid all Taxes that have become due and payable (whether or not shown on a Tax Return) and has adequately provided for in the Financial Statements in accordance with (to the extent applicable) GAAP for all Taxes that have accrued but are not yet due or payable as of the dates thereof. All Taxes of each of the Company and its Subsidiaries accrued following the end of the most recent period covered by the December 31, 2015 Balance Sheet have been accrued in the ordinary course of business and in accordance with past practice of each of the Company and its Subsidiaries. The provisions for Taxes currently payable in the December 31, 2015 Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company and its Subsidiaries, whether or not disputed.

(d) Neither the Company nor any of its Subsidiaries has received a written claim from any Governmental Authority in any jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that any of the Company or its Subsidiaries is or may be subject to Tax or a Tax Return filing obligation by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given to or requested by either the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has received any written claim for assessment or collection of Taxes that is presently being asserted (or has been threatened in writing) by any Governmental Authority with respect to either of the Company or any of its Subsidiaries. No examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has received written notice of any presently pending request for information, claim, litigation, proceedings, proposed adjustment or matter in controversy with any Governmental Authority with respect to Taxes of either of the Company or any of its Subsidiaries and to the knowledge of the Company, no such action or proceeding is being contemplated.

(f) There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon the assets of any of the Company or its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Governmental Authority with respect to Taxes.

(h) Neither the Company nor any of its Subsidiaries is nor has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which is or was the Company). Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (excluding the Company and its Subsidiaries) under (w) Treasury Regulations Section 1.1502-6, (x) any corresponding provision of state, local or foreign income Tax Law, (y) as a transferee or successor, or (z) otherwise by operation of law. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (other than customary indemnification or reimbursement provisions in any loan, lease or other commercial agreement no primary purpose of which is related to Taxes).

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) the installment method of accounting, the completed contract method of accounting, the cash method of accounting or Section 481 of the Code (or any comparable provisions of state, local or foreign Law) with respect to a transaction that occurred on or prior to the Closing Date, (iii) any prepaid amount or deferred revenue received on or prior to the Closing Date outside the ordinary course of business, (iv) the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law), or (v) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

(j) No power of attorney granted by or with respect to the Company or its Subsidiaries relating to Taxes is currently in force (other than powers of attorney granted to an employee of the Company or such Subsidiary responsible for Tax matters of the Company or such Subsidiary).

(k) Neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) A schedule has been delivered or made available to representatives of the Buyer setting forth with respect to each Subsidiary of the Company which is organized outside of the United States, (i) each such entity’s classification for U.S. federal income Tax purposes (a “Tax Classification”) that was its default classification upon formation in accordance with Section 301.7701 of the Treasury Regulations, (ii) any elections made by each such entity to elect a Tax Classification other than it’s default classification upon formation and the date of any such election, (iii) any other elections made or changes with respect to each such entity’s Tax Classification and the date of such election or change, and (iv) each such entity’s Tax Classification as of the date hereof, and such schedule is true, correct and complete.

(n) All material related party transactions subject to Section 482 of the Code (or any corresponding or similar provision of applicable Law) conducted by any of the Company or its Subsidiaries substantially satisfy the arms-length standard under Section 482 of the Code or, to the extent applicable, any corresponding or similar provision of applicable Law.

(o) None of the Company’s non-U.S. Subsidiaries is a passive foreign investment company as defined under Sections 1291 and 1298 of the Code. None of the Company’s non-U.S. Subsidiaries would be required to recognize a material amount of Subpart F income as defined in Section 952 of the Code for the taxable year ending on the Closing Date if the taxable year of such Subsidiary were to end on the Closing Date. Neither the Company nor any of its Subsidiaries would be required to include in its gross income any amounts under Section 956 of the Code for the taxable year ending on the Closing Date if the taxable years of the Company and its Subsidiaries were to end on the Closing Date.

(p) This Section 3.15 and Section 3.10 (to the extent it relates to Taxes) contain the exclusive representations and warranties of the Company with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 3.15 or Section 3.10, and shall not be based on the representations or warranties set forth in any other provision of this Agreement. Except for Sections 3.15(g), 3.15(h), 3.15(j), 3.15(k), and 3.15(o), no representation or warranty contained in Article III shall be deemed to apply directly or indirectly with respect to any Taxes that are not Holder Taxes.

Section 3.16 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and has been in material compliance with all applicable Environmental Laws and possesses and is in material compliance with all Permits required under such Environmental Laws for the conduct of their respective operations. None of the Company or any of its Subsidiaries has received during the past five years, any notice, request for information, communication or complaint from a Governmental Authority or other Person in writing alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) For purposes of this Agreement:

(i) “Environmental Law” means any Law of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iii) “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

Section 3.17 Material Contracts.

(a) Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative or franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract (other than Contracts that are cancelable without any liability by the Company with not more than sixty (60) days’ notice);

(ii) any Contract relating to or evidencing Indebtedness;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to, or made any loan, capital contribution or other investment in, any Person;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries

(vi) any Permit;

(vii) any employment or consulting Contract, that involves an aggregate future or potential liability in excess of $150,000, but excluding “at-will” offer letters and employment Contracts in substantially the form(s) furnished to the Buyer;

(viii) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $250,000 per year;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $250,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person, other than indemnification obligations set forth in contracts executed in the ordinary course of business or under the relevant provisions of the Company’s standard forms agreements, with no more than minor modifications (“Standard Agreements”);

(xii) any Contract relating to any license (other than Standard Agreements, and other than generally available (i.e., “off the shelf”) licenses from third parties) with respect to, or option to purchase, any Intellectual Property used or held for use in the Company’s or any of its Subsidiaries’ businesses;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiv) any Contract with any labor union;

(xv) any hedging, futures, options or other derivative Contract;

(xvi) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries, excluding Contracts evidencing Options or the purchase of Restricted Stock and Contracts between the Company and its Subsidiaries;

(xvii) any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xviii) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and

(xix) any other Contract, whether or not made in the ordinary course of business that involves a future or potential liability or receivable, as the case may be, in excess of $250,000 on an annual basis or in excess of $500,000 over the current Contract term.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect immediately following the Closing Date. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default in, the performance or observance of any term or provision of any Material Contract (including any obligation to make any monetary payment by a date certain) and, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party has taken or failed to take any action, and, to the knowledge of the Company, no circumstance or condition exists, that with or without notice, lapse of time or both (i) would constitute or result in a breach of or default under any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to terminate or amend in any material respect any Material Contract. The Company has not received any written notice regarding any (i) actual or alleged violation or breach of, or default under, any Material Contract that has not since been cured or (ii) a party’s intention to cancel, terminate or fail to renew any Material Contract. Neither the Company nor, to the knowledge of the Company, any other party, has waived any material rights under any Material Contract. Prior to the date hereof, the Company has delivered or made available to the Buyer true and complete copies of all Material Contracts.

Section 3.18 Affiliate Interests and Transactions.

(a) No Related Party of the Company or any of its Subsidiaries (other than Stockholders that are in the business of making investments): (i) owns directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns directly or indirectly, or has any interest in any Material Contract; or (iii) has or has had any business dealings or a financial interest in any commercial transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; provided, however, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest” for purposes of subsection (i), and provided further that the Company and its Subsidiaries shall not be deemed Related Parties for purposes of this Section 3.18.

(b) There are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) There are no outstanding notes payable to, accounts receivable from or material advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.19 Insurance. Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company has not received notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $50,000 and all claims collectively under any such policy do not exceed $250,000. Schedule 3.19 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

Section 3.20 Privacy and Security.

(a) The Company and its Subsidiaries comply (and require and monitor the compliance of applicable third parties) in all material respects (i) with all U.S., state, foreign and multinational Laws (including the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5), and (ii) their own respective published, posted and internal agreements and policies (which are in material conformance with reputable industry practice) (“Privacy Laws”) with respect to: (A) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s or any of its Subsidiaries’ Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its Subsidiaries; (B) non-personally identifiable information (including such Personal Information of visitors who use the Company’s or its Subsidiaries’ Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or any of its Subsidiaries’; (C) spyware and adware; (D) the procurement or placement of advertising from or with reputable third parties and Websites; (E) the use of Internet searches associated with or using particular words or terms; and (F) the sending of solicited or unsolicited electronic mail messages.

(b) The Company and its Subsidiaries post all policies with respect to the matters set forth in Section 3.20(a) on its Websites in material conformance with Privacy Laws. The Company and its Subsidiaries do not use, collect or receive any Personal Information or sensitive non-personally identifiable information and do not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information, in each case other than in material conformance with the Privacy Laws.

(c)(i) To the knowledge of the Company, the advertisers and other Persons with which the Company and its Subsidiaries have contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) the Company and its Subsidiaries do not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) the Company and its Subsidiaries have not received (and do not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of any of the Company’s or its Subsidiaries’ tracking technologies.

(d) The Company and its Subsidiaries take reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.

(e) To the knowledge of the Company, no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Person’s data rights, privacy or Personal Information. To the Company’s knowledge, the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Privacy Law related to data protection, privacy or the collection and use of Personal Information by or on behalf of the Company or any of its Subsidiaries in the conduct of the business.

Section 3.21 Customers and Suppliers.

(a) Schedule 3.21(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names of the fifteen (15) largest customers of the Company and its Subsidiaries based on the aggregate dollar amount of sales for the 12-month period ended December 31, 2015, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. The Company has not received any written notice that any such customers has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries. None of such customers has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b) Schedule 3.21(b) of the Disclosure Schedules sets forth a true and complete list of (i) the names of the twenty (20) largest suppliers of the Company and its Subsidiaries based on the aggregate dollar amount of purchases for the 12-month period ended December 31, 2015 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. The Company has not received any written notice that (i) there has been any material adverse change in the price of such supplies or services provided by any such supplier, or (ii) any such supplier will not sell supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases. No such supplier has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22 Accounts Receivable. All accounts receivable reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

Section 3.23 Accounts Payable. All accounts payable and notes payable by the Company and its Subsidiaries to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than 90 days in its payment as of the date hereof.

Section 3.24 Bank Accounts. Schedule 3.24 of the Disclosure Schedules sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been furnished to the Buyer.

Section 3.25 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company or any of its Subsidiaries, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (d) or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature. The Company and its Subsidiaries, and, to the knowledge of the Company, all Representatives acting on behalf of the Company or its Subsidiaries, have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure compliance with any applicable national, regional or local anti-corruption Law.

Section 3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.27 Disclaimer. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the Company, the Company’s Subsidiaries, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization. Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. Each of the Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the boards of directors of the Buyer and Merger Sub and by the Buyer as the sole stockholder of Merger Sub. No other corporate proceedings on the part of the Buyer or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer or Merger Sub will be a party will have been, duly executed and delivered by the Buyer and Merger Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer or Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Buyer and Merger Sub, as applicable, enforceable against the Buyer and Merger Sub, as applicable, in accordance with their respective terms.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer or Merger Sub;

(ii) conflict with or violate any Law applicable to the Buyer or Merger Sub or by which any property or asset of the Buyer or Merger Sub is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer or Merger Sub is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer or Merger Sub to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) Neither the Buyer nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act or any other applicable competition, merger control, antitrust or similar Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4 Financing. The Buyer has sufficient funds to permit the Buyer or Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger. Neither the Buyer nor any of its Affiliates or Subsidiaries have incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect the Buyer’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or Merger Sub.

Section 4.6 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger, has no assets or liabilities and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.7 Reliance. Neither the Buyer nor Merger Sub is relying and neither the Buyer nor Merger Sub has relied on any representations or warranties whatsoever regarding the Company, its Subsidiaries, its business or assets, or the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Article III of this Agreement (as modified by the Disclosure Schedules). Such representations and warranties by the Company constitute the sole and exclusive representations and warranties regarding the Company, its Subsidiaries, its business or assets in connection with the transactions contemplated hereunder and each of the Buyer and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, its Subsidiaries, its Representatives and the Holders.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to (i) preserve substantially intact their business organization and assets; (ii) keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries; (iii) preserve substantially intact the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; and (iv) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date (unless this Agreement is terminated in accordance with Article IX), neither the Company nor any of its Subsidiaries, shall do or propose to do, directly or indirectly, any of the following without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed) or except as contemplated by this Agreement or applicable Law:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Company or any of its Subsidiaries except for the issuance of capital stock of the Company upon the exercise of any options or rights to purchase shares of capital stock of the Company outstanding as of the date of this Agreement or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(g) incur any material Indebtedness (other than drawing money from existing lines of credit) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries incur, assume or guarantee any long-term indebtedness for borrowed money;

(h) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Material Contract other than in the ordinary course of business consistent with past practice;

(i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case;

(k) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $150,000 in total annual cash compensation from the Company or any of its Subsidiaries, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan or any collective bargaining agreement;

(l) enter into any material Contract with any Related Party of the Company or any of its Subsidiaries;

(m) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(n) make, revoke or modify any Tax election, change any annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax liability, enter into any agreement with any Governmental Authority in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes or file any Tax Return other than on a basis consistent with past practice and as permitted by this Agreement;

(o) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice;

(p) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(q) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(r) permit the lapse of any right relating to any material Intellectual Property or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(s) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(t) commence or settle any Action;

(u) knowingly take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company in this Agreement to be untrue or result in a breach of any covenant made by the Company in this Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or

(v) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2 Access to Information. Subject to restrictions imposed by applicable Law, from the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, afford the Buyer and its Representatives reasonable access (including for inspection and copying) at all mutually agreeable times to the officers, senior managers, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request. Any and all such inspections, interviews, and access for investigations shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Company.

Section 5.3 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of their respective Affiliates or representatives shall, directly or indirectly:

(a) solicit, initiate, or knowingly encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries (the “Prohibited Transactions”); or

(b) knowingly participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise knowingly cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

(c) The Company shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any proposal, offer, or inquiry or other contact with any Person (other than Buyer, Merger Sub or their Affiliates) with respect to a Prohibited Transaction, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of such proposal, offer, inquiry or other contact. The Company and each of its Subsidiaries shall not, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party, without the prior written consent of the Buyer.

Section 5.4 Notification of Certain Matters; Supplements to Disclosure Schedules.

(a) The Company shall give prompt written notice to the Buyer of (i) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (ii) any failure of the Company, any of its Subsidiaries or any other Affiliate of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s and Merger Sub’s obligations hereunder, (iii) any written notice or, to the knowledge of the Company, other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (iv) any Action pending or, to the Company’s knowledge, threatened against the Company, the Buyer or Merger Sub relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Company shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of the Company which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement, nor any information the Buyer may otherwise obtain from the Company or any other Person, shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, the compliance by the Company with any covenant set forth herein or the Buyer’s rights to indemnification pursuant to Section 8.2; provided, however, that any such supplemental disclosure shall not constitute an acknowledgment or admission of a breach of this Agreement. No notification under this Section 5.4(b) shall be required with respect to matters consented to in writing by Buyer. Notwithstanding anything to the contrary herein, a failure to perform any covenant set forth in this Section 5.4(b) shall not be deemed to constitute a breach of covenant for purposes of Article VII and Article VIII.

Section 5.5 Contracts with Affiliates. All intercompany and intracompany accounts or contracts between the Company and its Subsidiaries, on the one hand, and their Affiliates and Related Parties (other than the Company and its Subsidiaries), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 5.6 Directors’ and Officers’ Indemnification.

(a) The Buyer and Merger Sub agree that prior to the Closing, the Company shall, at no additional cost to the Buyer, the Company or its Subsidiaries, convert its current director and officer liability insurance policy (the “Current D&O Policy”), effective as of the Closing, to a six-year “run-off” policy (the “Run-Off Policy”) for the benefit of the directors and officers of the Company and its Subsidiaries prior to the Closing Date (the “Pre-Closing Indemnitees”). The Run-Off Policy will provide continuing liability coverage, equivalent as to limits, deductibles and other features to the Current D&O Policy, for claims made against the Pre-Closing Indemnitees during the six (6) years following the Closing Date for actions taken by or omitted to be taken by them prior to the Closing Date. Prior to seeking any claim for indemnification against the Buyer, the Company or any of its Subsidiaries under this Section 5.6, any indemnification or contribution agreement with any of the foregoing Persons and/or any indemnification, contribution, or similar provision contained in any of the organizational documents of any of the foregoing Persons (if applicable), any such Pre-Closing Indemnitee shall first make a claim against and use commercially reasonable efforts to recover under the Run-Off Policy.

(b) From and after the Effective Time, Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any and all indemnification provisions under the Amended and Restated Certificate and Bylaws of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such Person as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”).

(c) For a period of six (6) years after the Closing, the Company shall not take any action directly or indirectly to amend, repeal or modify the provisions of the Company’s Amended and Restated Certificate and Bylaws with respect to indemnification and exculpation from liability of the officers and directors (unless required by Law) set forth in such Amended and Restated Certificate and Bylaws as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall ensure that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Buyer’s option, Buyer, shall assume the obligations set forth in this Section 5.6.

Section 5.7 Confidentiality. Each of the Company and the Buyer shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality and Non-Disclosure Agreement, dated September 3, 2015, between Infor (US), Inc. and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.7 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.8 Consents and Filings; Further Assurances.

(a) Each of the parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Company shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent. Buyer and Company shall keep each other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by (A) promptly notifying the other of any communications from or with any Governmental Authority with respect to the transactions contemplated hereby, (B) discussing with the other party in and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (C) not participating in any meeting with any such Governmental Authority unless, to the extent reasonably feasible, it consults with the other party in advance and to the extent permitted by such Governmental Authority gives the other party the opportunity to attend and participate, (D) furnishing the other party (or their respective counsel, pursuant to an appropriate joint defense and confidentiality agreement) with copies of all correspondence, filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby; provided, however, that materials can be entirely withheld if they relate to the valuation of the transaction or where sharing the information would, in the good faith belief of the party whose material it is, would be prohibited by Law or violate contractual obligations and (E) furnishing the other with such necessary information and reasonable assistance as each of them may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

(b) The Company shall, and shall cause its Subsidiaries to, give promptly such notice to third parties that are necessary pursuant to Contracts by which the Company is bound in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to the extent requested by the Buyer in its sole discretion. The Company shall use commercially reasonable efforts to obtain consents and estoppel certificates from third parties in each case that are necessary (if any) pursuant to Contracts by which the Company is bound in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to the extent requested by the Buyer in its sole discretion. The Buyer shall cooperate with and assist the Company in giving such notices and obtaining such consents and estoppel certificates (if any); provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificates or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem adverse to the interests of the Buyer or the Company or any of its Subsidiaries.

(c) From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer, the Company or any of their respective Affiliates or (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses.

Section 5.9 Termination of Indebtedness. The Company shall negotiate Debt Payoff Letters for all Payoff Indebtedness. The Company shall, and shall cause its Subsidiaries to, deliver all notices and shall use commercially reasonable efforts to take all other actions necessary to facilitate the termination of all Contracts relating to Payoff Indebtedness and all interest rate swap or other hedging agreements, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.9 require the Company or any of its Subsidiaries to cause the termination of any Contracts relating to Payoff Indebtedness or any interest rate swap or other hedging agreements other than as part of the Closing.

Section 5.10 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law.

Section 5.11 Company 401(k) Plan. Prior to the Closing Date, the Company will take all actions and to do all things necessary, proper or advisable to freeze and terminate any “401(k)” plan sponsored by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plan”), with the actual effective date of such freeze and termination of the Company 401(k) Plan to be effective no later than immediately prior to the Closing. Following the Closing, the Buyer shall allow each Continuing Employee to directly roll over cash distributions that qualify as eligible rollover distributions from the Company 401(k) Plan to a defined contribution plan sponsored by the Buyer or an Affiliate of Buyer that is intended to be qualified under Section 401(a) of the Code.

Section 5.12 Stockholder Consent. Within twenty-four (24) hours after the execution of this Agreement, the Company shall deliver to the Buyer the Stockholder Consent.

Section 5.13 Stockholders Agreements. On or prior to the Closing Date, the Company shall agree to the termination of, and shall use reasonable best efforts to cause the other parties thereto to cause the termination of, (i) the Investor Rights Agreement, and (ii) the Right of First Refusal and Co-Sale Agreement.

Section 5.14 Option Plans. Prior to the Effective Time, the Company shall take all actions necessary to ensure that (a) all of the Option plans or other equity-based plans shall terminate as of the Effective Time and (b) after the Effective Time, neither the Company nor any of its Subsidiaries is bound by any Option or other equity-based right that would entitle any Person, other than the Buyer or its Affiliates, to beneficially own, or receive any payments other than as contemplated by Section 2.9 in respect of, any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries.

Section 5.15 Intentionally Omitted.

Section 5.16 Employee Matters.

(a) For a period of one (1) year following the Closing, Buyer shall, or shall cause the relevant Subsidiary to, provide each Continuing Employee with (i) a base salary or base wages at least equal to such base salary or base wages provided to the Continuing Employees immediately prior to the Closing Date, and (ii) employee benefits (other than equity compensation, defined benefit pensions and post-employment health benefits) that are substantially comparable in the aggregate to either those provided to the Continuing Employees immediately prior to the Closing Date or those provided by Buyer to its similarly-situated employee from time-to-time.

(b) Buyer shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual and, for the avoidance of doubt, any vesting or service requirement under any share or stock option of Buyer) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Buyer or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Buyer shall, or shall cause the relevant Subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued as of the Closing Date.

(c) With respect to each health or welfare benefit plan maintained by Buyer or the relevant Subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, Buyer shall (a) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (b) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Buyer or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs. In the event Buyer or the Surviving Corporation terminates any Plan that is a Section 125 plan flexible spending arrangement, the Surviving Corporation shall transfer and Buyer shall accept the flexible spending account elections and accounts of the Continuing Employees.

(d) No provision of this Agreement shall (i) create any right in any Continuing Employee to continued employment by the Company or by Buyer or any of their respective Affiliates or otherwise modify the “at-will” nature of such employment, (ii) confer upon any Continuing Employee any rights or remedies under or by reason of this Agreement, (iii) require the Company or Buyer or any of their respective Affiliates to continue any Plans or other employee benefit plans, as applicable, or prevent the amendment, modification or termination thereof on or after the Closing Date, or (iv) be treated as a restatement, amendment or waiver of or to any particular Plan or other employee benefit plan.

ARTICLE VI

TAX MATTERS

Section 6.1 End of Tax Year; Closing Date Course of Business. The Buyer and its domestic Subsidiaries, including the Surviving Corporation, will file a consolidated U.S. federal income Tax Return for the first taxable period ending after the Closing Date. Unless otherwise required by applicable Law, the Buyer, the Surviving Corporation and their Affiliates shall not knowingly take any action, or permit any action to be taken, that may prevent the Tax year of the Company from ending for applicable income Tax purposes at the end of the day on the Closing Date. For the portion of the Closing Date after the Closing, neither the Surviving Corporation nor any of the Subsidiaries will knowingly take any action that will result in any liability for Taxes (or any reduction in Tax attributes of the Company or its Subsidiaries for Pre-Closing Tax Periods) other than actions taken in the ordinary course of business and consistent with prior practice (or actions explicitly contemplated by this Agreement), unless (i) otherwise required by applicable Law or (ii) if the Buyer agrees it is not entitled to any indemnification in respect of Taxes that would not have been incurred but for such actions (determined on a with and without basis).

Section 6.2 Tax Returns.

(a) The Company will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns required to be filed by or on behalf of the Company before the Closing Date (other than any Tax Return with respect to a Straddle Period). Such Tax Returns will be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Law. No later than thirty (30) days prior to any such filing (or if such filing due date is sooner, as soon as reasonably practicable), the Company will deliver to the Buyer such Tax Returns for the Buyer’s review and approval (not to be unreasonably withheld, delayed or conditioned).

(b) The Company, at the Buyer’s cost and expense, will prepare or cause to be prepared and file or cause to be timely filed all Tax Returns with respect to any Pre-Closing Tax Period required to be filed after the Closing Date and all Straddle Period Tax Returns. Such Tax Returns will be prepared in a manner consistent with the prior practice of the Company and Section 6.2(c) unless otherwise required by applicable Law. No later than thirty (30) days prior to the filing thereof (or, if such filing due date is sooner as soon as reasonably practicable), the Company will deliver to the Seller Representative such Tax Returns for the Seller Representative’s review and approval (such approval not to be unreasonably withheld, delayed or conditioned). The Company will be responsible for paying any Taxes shown as due on such Tax Returns (subject to indemnification for Holder Taxes as provided in Section 8.2(d)).

(c) To the extent permitted under applicable Law, the income Tax Returns described in Section 6.2(b) shall be prepared in accordance with the following rules:

(i) No election under Section 338 of the Code (or any comparable applicable provision of state, local or non-U.S. Tax law) shall be made with respect to the Buyer’s acquisition of the stock of the Company or any of its Subsidiaries without the prior written consent of the Seller Representative; provided, that the Buyer shall be permitted to make or cause the Company to make such an election if the Buyer agrees it is not entitled to any indemnification in respect of Taxes that would not have been incurred but for such election (determined on a with and without basis);

(ii) The Company shall make a timely election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any Transaction Expenses that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f);

(iii) To the extent permitted by Law, all Transaction Deductions will be included on Tax Returns for the year deemed to end as of the end of the day on the Closing Date; and

(iv) Any net operating loss for the year deemed to end on the Closing Date shall be carried back.

(d) The Buyer and its Affiliates will not, except as otherwise required by applicable Law: (i) except for Tax Returns that are filed in accordance with Section 6.2(b) or Section 6.7, file or amend, or permit the Surviving Corporation or any of its Subsidiaries to file or amend, any Tax Return relating to any Pre-Closing Tax Period, (ii) with respect to Tax Returns filed pursuant to Section 6.2(b) or Section 6.7, after the date such Tax Returns are filed pursuant to Section 6.2(b) or Section 6.7, amend or permit any of the Surviving Corporation or its Subsidiaries to amend any such Tax Return, (iii) extend or waive, or cause to be extended or waived, or permit the Surviving Corporation or any of its Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (iv) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a Pre-Closing Tax Period for any of the Company or its Subsidiaries, in each case, if such action would have a Material Adverse Effect on the Holders. For purposes of the preceding sentence, to the extent the Buyer and its Affiliates believe an action otherwise subject to this Section 6.2(d) is required by applicable law, the Buyer shall inform the Seller Representative of such belief in writing at least twenty (20) days prior to the taking of any action otherwise prohibited by this Section 6.2(d) and shall consult in good faith with Seller Representative with respect to such determination before taking any such action.

Section 6.3 Allocation of Straddle Period Taxes. For purposes of this Agreement, the determination of the amount of Taxes allocable to the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain and deduction, loss or credit and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the taxable period of the applicable entity ended on the Closing Date; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation, and (b) periodic Taxes, such as property or similar ad valorem Taxes, shall be apportioned ratably between such periods on the basis of the number of days elapsed in each such period.

Section 6.4 Cooperation. The Buyer, the Company and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of all Tax Returns and any Tax Claim or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information that are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Company shall (a) retain all books and records with respect to Tax matters pertinent to such entities and relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the relevant taxable periods (and any extension thereof), and to abide by all record retention agreements entered into with any Governmental Authority, and (b) give the Seller Representative written notice prior to transferring, destroying or discarding any such books and records and, if the Seller Representative so requests, the Company and the Buyer shall allow the Seller Representative to take possession of such books and records.

Section 6.5 Tax Claims.

(a) In accordance with Section 8.4(a), the Buyer, the Company, and the Seller Representative shall promptly notify each other in writing upon receipt of any notice of any pending or threatened claim, audit, notice of deficiency, examination, assessment, or any other proceeding (collectively a “Tax Claim”) which may affect any Tax liability for which the other party is liable.

(b) The Seller Representative shall have the right to (i) represent the interests of the Company in any Tax Claim relating solely to any Pre-Closing Tax Period for which the

Holders will be solely liable and (ii) employ counsel of the Seller Representative’s choice in connection therewith; provided, however, that with respect to any such Tax Claim, the Buyer shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claim and otherwise participate in such Tax Claim, and the Seller Representative shall not settle or otherwise dispose of any such Tax Claim without obtaining the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned.

(c) The Buyer shall control any Tax Claim in respect of (x) any Pre-Closing Tax Period of the Company not covered by Section 6.5(b) and (y) any Straddle Period; provided, however, that with respect to any such Tax Claim, the Seller Representative shall have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of such Tax Claim and otherwise participate in such Tax Claim, and none of the Buyer or any of its Affiliates shall settle or otherwise dispose of any such Tax Claim without obtaining the prior written consent of the Seller Representative, which shall not be unreasonably withheld, delayed or conditioned.

(d) For the avoidance of doubt, control of Tax Claims shall be governed by this Section 6.5 and not Section 8.4(b).

Section 6.6 Transfer Taxes. Transfer Taxes shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Holders. Any party required under applicable Law to file any Tax Return or other document with respect to such Transfer Taxes shall file such Tax Return (and the other parties shall cooperate with respect thereto as necessary and shall reimburse the party filing such Tax Return pursuant to this Section 6.6 for its share of such Transfer Taxes), and any expenses related to such filing shall be borne in the same manner as the applicable Transfer Taxes are borne pursuant to this Section 6.6.

Section 6.7 Tax Refunds. Except to the extent any such amount is included as a current asset in the calculation of Closing Net Working Capital, as finally determined pursuant to Section 2.13, the Holders shall be entitled to receive, in accordance with their Pro Rata Portions, all refunds (or credits for overpayments) of Taxes with respect to Pre-Closing Tax Periods of the Company or its Subsidiaries (provided that with respect to any Straddle Period the refund (or credit for overpayment) shall be calculated consistent with Section 6.3). Promptly upon receipt or realization of any such refund (or credits for overpayments), the Buyer shall, at the Holders’ expense, cause the Surviving Corporation to pay over by wire transfer of immediately available funds, such refunds or credits to the Paying Agent (for distribution to the Stockholders) and the Surviving Corporation or its applicable Subsidiary (for distribution to holders of the Vested Options), net of any Tax or other out-of-pocket cost to the Buyer Parties resulting from the receipt and distribution of such refund, for distribution by the Paying Agent and the Surviving Corporation or its applicable Subsidiary to the Holders in accordance with their respective Pro Rata Portions. Upon reasonable request from the Seller Representative and unless otherwise required by applicable Law, the Buyer shall cause the Surviving Corporation or its Subsidiaries to file an amended Tax Return in order to obtain a Tax refund (or credits for overpayment) that the Holders are entitled to pursuant to this Section 6.7, and the Buyer shall permit the Seller Representative to participate in the prosecution of any such refund claim, provided, in each case, that the foregoing actions would not have an adverse effect on any of the Buyer Parties (as determined in the Buyer’s reasonable discretion) and provided further that the Holders shall be responsible for any costs, expenses or Taxes incurred by any of the Buyer Parties as a result of taking any of the foregoing actions, and the Seller Representative shall reimburse the relevant Buyer Party for any such costs, expenses or Taxes by prompt payment as and when notified of the amount owed by the relevant Buyer Party.

Section 6.8 Tax Treatment. Unless otherwise required pursuant to applicable Law (or change in applicable Law) or pursuant to a “determination” as defined in Section 1313(a) of the Code (or corresponding provision of state law), for all Tax purposes the parties to this agreement agree to, and no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(a) Seller Representative Reserve. The Holders shall be treated as receiving their Pro Rata Portions of the Seller Representative Reserve on the Closing Date, and then each Holder shall be treated as having contributed such amount to the bank account designated by the Seller Representative (and, for the avoidance of doubt, (i) Tax withholding with respect to such deemed contribution of any Holder shall be satisfied from such Holder’s share of the Merger Consideration that is not withheld for the Estimated Cash Merger Consideration and shall not reduce the Seller Representative Reserve, and (ii) any portion of the Seller Representative Reserve remaining that is returned to a Holder shall not be subject to information reporting or Tax withholding).

(b) Payments of Net Adjustment Amount, Indemnity Escrow Fund and Tax Refunds to Stockholders. The rights of the Stockholders to the Net Adjustment Amount, the Indemnity Escrow Fund and amounts under Section 6.7 in respect of their surrendered shares of Stock shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local or non-U.S. applicable Law, as appropriate.

(c) Payments in Respect of Options. Subject to Section 6.8(a) in respect of the Seller Representative Reserve, any Merger Consideration paid to holders of the Vested Options in respect of their surrendered Vested Options pursuant to this Agreement (i) shall be treated as compensation paid by the Surviving Corporation or its applicable Subsidiary as and when received by the holder thereof to whom such payment is due (which, for the avoidance of doubt, shall be the Closing Date with respect to the Seller Representative Reserve and when released to such holder in the case of the Net Adjustment Amount, the Indemnity Escrow Fund, and amounts under Section 6.7), (ii) shall be net of any Taxes withheld pursuant to Section 2.14, (iii) for payments in respect of surrendered Vested Options that were granted to the Holder in the Holder’s capacity as an employee of the Company or one of its Subsidiaries for applicable employment Tax purposes (“Employee Options”), shall be paid through the payroll of the Surviving Corporation or its applicable Subsidiary and reported on IRS Form W-2, and (iv) for payments in respect of surrendered Vested Options that are not Employee Options, shall be paid by physical check (and not through payroll) and reported on IRS Form 1099-MISC.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

(c) Approval of Stockholders. The Merger shall have been approved by the holders of a majority of the Stock entitled to vote thereon at the record date for such vote (by the Stockholder Consent or otherwise).

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of the Buyer and Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (other than the representations and warranties set forth in the Fundamental Representations of Buyer and Merger Sub) shall be true and correct both when made and as of the Closing Date or in the case of representations and warranties that are made as of a specified date such representations and warranties shall be true and correct as of such specified date, except for failures of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein), which do not have a material adverse effect on Buyer’s and Merger Sub’s ability to perform its obligations hereunder in a timely manner, and the Fundamental Representations made by Buyer and Merger Sub shall be true and correct in all respects both when made and as of the Closing Date (or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be so true and correct as of such specified date).

(ii) The Buyer and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(iii) The Company shall have received from each of the Buyer and Merger Sub a certificate to the effect set forth in the preceding sentences in Section 7.2(a)(i) and Section 7.2(a)(ii), signed by a duly authorized officer thereof.

(b) Ancillary Agreements. The Company shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Company.

Section 7.3 Conditions to Obligations of the Buyer and Merger Sub. The obligations of the Buyer and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations, Warranties and Covenants.

(i)(A) The representations and warranties of the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document executed and delivered by the Company pursuant hereto (other than the representations and warranties of Company set forth in the Fundamental Representations and Section 3.7(b) contained therein) shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except for failures of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) that would not constitute a Material Adverse Effect, and (B) the representations and warranties of Company set forth in the Fundamental Representations and Section 3.7(b) made by Company shall be true and correct in all respects both when made and as of the Closing Date (or in the case of Fundamental Representations that are made as of a specified date, such Fundamental Representations shall be so true and correct as of such specified date).

(ii) Subject to Section 5.4(b), the Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(iii) The Buyer shall have received from the Company a certificate to the effect set forth in the preceding sentences in Section 7.3(a)(i) and Section 7.3(a)(ii), signed by a duly authorized officer thereof.

(b) Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials shall have been received and shall be satisfactory in form and substance to the Buyer in its sole discretion.

(c) No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that is reasonably likely to (i) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any assets of the Company or any of its Subsidiaries, (ii) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of its or the Company’s business or assets (or those of any of its Subsidiaries or Affiliates) or (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable effectively to control the business, assets or operations of the Company or its Subsidiaries in any material respect.

(d) Ancillary Agreements. The Buyer shall have received an executed counterpart of the Stockholder Consent, which shall be executed by not less than (i) 66.67% of the issued and outstanding shares of Preferred Stock and (ii) 66.67% of the issued and outstanding shares of Stock (excluding the Buyer Shares), voting together as a single class on an as-converted basis, in each case as of the date of this Agreement, and each of the Ancillary Agreements, signed by each party other than the Buyer.

(e) Corporate Documents. The Buyer shall have received a certificate of the Company, dated as of the Closing Date, certifying as to (i) the full force and effect of the certificate of incorporation and bylaws (or equivalent governing documents) of the Company attached to such certificates as exhibits, (ii) the accuracy and full force and effect of the Stockholder Consent, and (iii) the resolutions adopted by the board of directors of the Company regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate.

(f) Resignations. The Buyer shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.

(g) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(h) Debt Payoff Letters. The Company shall have delivered to the Buyer a payoff letter duly executed by each holder of Payoff Indebtedness, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries (and as of the Effective Time, the Surviving Corporation) arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(i) Third Party Expense Statements and Releases. With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least one Business Day prior to the Closing Date, the Company shall submit to the Buyer an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions (if any or address to send the check to) and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries in connection with the transactions contemplated herein up to the anticipated Closing Date (the “Transaction Expenses Payoff Instructions”). Prior to the Closing, the Company shall have delivered to the Buyer an invoice duly executed by each payee referred to in the Transaction Expenses Payoff Instructions in which the payee shall agree that upon payment of the amounts specified in the Transaction Expenses Payoff Instructions, all obligations of the Company and its Subsidiaries to such payee to date incurred in connection with the transactions contemplated herein shall be repaid, discharged and extinguished in full.

(j) Tax Certificate. The Company shall have delivered to the Buyer a certificate of the Company, prepared and duly executed in accordance with, and otherwise conforming to, the requirements of Treasury Regulation Section 1.1445-2(c), certifying that the Company is not a United States real property holding corporation.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties of the Company, the Buyer and Merger Sub contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the close of business on the twelve (12) month anniversary of the Closing Date; provided, however, that:

(i) the representations and warranties set forth in Section 3.1 and Section 4.1 relating to organization and existence, Section 3.2 and Section 4.2 relating to authority, Section 3.4 relating to capitalization, Section 3.5 relating to equity interests and Section 3.26 and Section 4.5 relating to broker’s fees and finder’s fees (Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.26, Section 4.1, Section 4.2 and Section 4.5 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud (made with intent to deceive) shall survive until the close of business on the date that is thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof; and

(ii) the representations and warranties set forth in Section 3.15 (Taxes) shall survive until the close of business on the date that is thirty (30) days following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b) The respective covenants and agreements of the parties hereto contained in this Agreement to be made or performed prior to the Closing shall survive the Closing until the close of business on the date that is twelve (12) months following the Closing Date, and all other covenants and agreements shall survive in accordance with their terms.

(c) None of the Holders, the Buyer or Merger Sub shall have any liability with respect to any representations, warranties, covenants or agreements unless a Claim Notice (including the information required to be included in a Claim Notice pursuant to Section 8.4(a)

or Section 8.4(c)) of an actual or threatened claim, or of discovery of any facts or circumstances that the Buyer or the Seller Representative, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action (except for the Claim Notice) in order to extend such survival period or preserve such claim.

Section 8.2 Indemnification by the Holders. Subject to the limitations set forth in this Article VIII (including Section 8.1 and Section 8.5), the Holders, severally and not jointly, in accordance with their Pro Rata Portion, shall defend, indemnify and hold harmless the Buyer, Merger Sub, the Surviving Corporation and their Affiliates (including the Company and its Subsidiaries) and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnitees”) from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing, but for the avoidance of doubt, solely to the extent there is a right for indemnification pursuant to Section 8.2(a) through Section 8.2(e), Section 8.3(a) or Section 8.3(b)) (hereinafter collectively, “Losses”), incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

(a) any breach of any representation or warranty made by the Company contained in this Agreement or any Ancillary Agreement executed by the Company, without giving effect to: (x) any qualifications or limitations as to materiality or Material Adverse Effect, solely for purposes of determining the amount of Losses (but not for purposes of determining whether there is a breach), or (y) subsequent supplements or updates to the Disclosure Schedules);

(b) any breach of any covenant or agreement by the Company contained in this Agreement or any Ancillary Agreement delivered pursuant hereto;

(c) any Transaction Expenses charged to the Buyer, Merger Sub, the Surviving Corporation, the Company or any of their Affiliates that shall not have been reflected in the Final Closing Statement;

(d) any Holder Taxes; and

(e) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares.

Section 8.3 Indemnification by the Buyer. The Buyer shall defend, indemnify and hold harmless the Holders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

(a) any breach of any representation or warranty made by the Buyer or Merger Sub contained in this Agreement or any Ancillary Agreement (without giving effect to any limitations or qualifications as to materiality or Material Adverse Effect solely for purposes of determining the amount of Losses (but not for purposes of determining whether there is a breach)); and

(b) any breach of any covenant or agreement by the Buyer or Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

Section 8.4 Procedures.

(a) A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the Seller Representative, on behalf of the Holders, or to the Buyer, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. A Claim Notice shall include (only to the extent known to or calculable by the Indemnified Party) in reasonable detail a summary of the claim, the facts and circumstances giving rise to such claim, the relevant sections of this Agreement pursuant to which the claim is made and a good faith estimate of the Losses incurred or expected to be incurred. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under Article VI and this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure or to the extent the Claim Notice is not delivered prior to the expiration of the applicable survival period set forth in Section 8.1.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim (subject to the limitations set forth in Article VIII, including Section 8.1 and Section 8.5) that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 25 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party (solely and to the extent provided in Section 8.2 and Section 8.3 and subject to the limitations set forth in Article VIII), any such Third Party Claim. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, but solely to the extent provided in Section 8.2 and Section 8.3 and subject to the limitations on indemnification set forth in this Article VIII (including Section 8.1 and Section 8.5). If the Indemnifying Party

does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim; provided, that if such settlement is entered without the Indemnifying Party’s consent, such settlement shall not be an evidence against the Indemnifying Party with respect to the Indemnifying Party’s obligation to indemnify or hold harmless the Indemnified Party or the amount of Losses with respect to the underlying claim and the Indemnified Party shall be required to prove its right for indemnification under Section 8.2 or Section 8.3 and the amount of Losses incurred with respect thereto. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party is reasonably likely to present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. Such Claim Notice shall include (to the extent known to or calculable by the Indemnified Party) in reasonable detail a summary of the claim, the facts and circumstances giving rise to such claim, the relevant sections of this Agreement pursuant to which the claim is made and a good faith estimate of the Losses incurred or expected to be incurred. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under Article VI and this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure or to the extent the Claim Notice is not delivered prior to the expiration of the applicable survival period set forth in Section 8.1 and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within 40 days following its receipt of a Claim Notice that includes the information required pursuant to this Section 8.4(c) and is marked as a Claim Notice given pursuant to this Section 8.4(c) in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, all subject to the limitations on liability set forth in this Article VIII. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d) Following determination of a Claim Notice pursuant to the procedures described in this Section 8.4, the indemnification required hereunder shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Indemnity Escrow Fund if applicable) of the amount of actual Losses in connection therewith, subject at all times to the limitations on indemnification set forth in this Article VIII, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party within twenty Business Days after receipt of notice of such Losses. Nothing in this Section 8.4(d) shall derogate from the right of the Seller Representative to contest the indemnification obligation or the amount of Losses being claimed.

Section 8.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement: (1) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $1,500,000, in which case the Indemnifying Party shall be liable only for the amount of such Losses in excess of $1,500,000, (2) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to $15,000,000 (the “Cap”) and (3) the Holders shall not be obligated to indemnify the Buyer or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was taken into account in calculating the Net Adjustment Amount, provided, that the foregoing clauses (1) and (2) shall not apply to Losses arising out of or relating to the inaccuracy or breach of (i) any Fundamental Representation, (ii) any representation or warranty set forth in Section 3.15 (Taxes), or (iii) any representation or warranty in the event of fraud (made with intent to deceive), provided, further, that, notwithstanding anything to the contrary herein, the maximum aggregate amount of Losses that a Holder may be liable for pursuant to this Agreement shall not exceed the consideration received by such Holder under this Agreement and/or in connection with the Stock Purchase Agreement (including the SPA Purchase Price, and for the avoidance of doubt without reduction for any Taxes paid or payable with respect to any such consideration, or any Taxes withheld or deducted from any such consideration and paid over in accordance with Section 2.14) (the “Aggregate Cap”), except in the event of fraud (made with intent to deceive) committed by such Holder.

(b) Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, the amount of any Loss subject to indemnification pursuant to this Article VIII shall be calculated net of (i) any insurance proceeds received or receivable by the Indemnified Party or any of its Affiliates on account of such Loss, (ii) any Tax benefit actually realized by the Indemnified Party in the year of payment or the following year arising from the recognition of such Loss, determined on a with and without basis and (iii) any indemnification, contribution or other payment received or receivable from any third Person with respect to such Loss. The Indemnified Party shall (A) seek full recovery from any third parties and under all insurance policies covering, and all right to indemnification and/or contribution from third Persons in respect of, any Loss and (B) use its reasonable best efforts to mitigate any actual or potential Loss, in each case to the same extent as it would if such Loss were not subject to indemnification pursuant to this Article VIII. In the event any payment is made in respect of Losses, the Indemnifying Party who made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the Indemnified Party receiving such payment against any third party. In the event that an insurance, indemnification, contribution or other recovery is made or a Tax benefit is realized (as described in the first sentence of this Section 8.5(b)) by the Indemnified Party with respect to any Loss for which it has been indemnified pursuant to this Article VIII, then a refund equal to the aggregate amount of the recovery or benefit shall be paid promptly in immediately available funds to the Indemnifying Party that provided such indemnification to the Indemnified Party. The Buyer Indemnitees shall not be entitled to recover more than once for the same Loss and shall not be entitled to recover any Loss if and to the extent such Loss is reflected in the calculation of Indebtedness, Transaction Expenses or Closing Net Working Capital.

(c) Notwithstanding anything to the contrary herein, Losses shall not include any special, indirect, incidental, punitive, exemplary, consequential or similar damages and/or any diminution in value or lost profits.

Section 8.6 Indemnity Escrow Fund.

(a) The Buyer hereby agrees that with respect to all Losses (including Taxes) it shall seek a remedy from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Holders; provided, however, that the Buyer Indemnitees may not seek to recover any Losses directly from the Holders unless it seeks to recover such Losses from at least all former holders of Preferred Stock based on their Pro Rata Portion. To the extent that the amount of the Indemnity Escrow Fund (including the interest or other income accrued thereon) (i) has been distributed to the Holders in accordance with their Pro Rata Portions following the Closing Date in accordance with the terms of this Agreement and the Escrow Agreement, (ii) has been exhausted or (iii) would be exhausted if one or more pending claims against the Holders are resolved in favor of an Buyer Indemnified Party, then subject to the limitations set forth in this Article VIII, such claim may be made directly against the Holders in accordance with their Pro Rata Portions.

(b) Within one Business Day after the date that is the twelve month anniversary of the Closing Date (the “General Cut-Off Date”), the Buyer shall pay, or caused to be paid, to the Paying Agent (for distribution to the Stockholders in respect of their surrendered

Stock) and the Surviving Corporation or its applicable Subsidiaries (for distribution to holders of the Vested Options in respect of their surrendered Vested Options in accordance with Section 6.8(c)) an aggregate amount equal to (i) the Indemnity Escrow Amount then-remaining in the Indemnity Escrow Fund less (ii) a reasonable and good faith estimate of the amount of the Losses for all claims for indemnification made pursuant to Section 8.2 then-pending (the amount of (ii), the “Pending Claims Holdback Amount”); provided, for the avoidance of doubt, that all amounts paid to the Paying Agent and the Surviving Corporation or its applicable Subsidiaries shall be promptly distributed by such Persons to the Holders in accordance with their Pro Rata Portions.

(c) At any time following the General Cut-Off Date, to the extent the Pending Claims Holdback Amount exceeds the aggregate amount claimed by the Buyer pursuant to claims made prior to the General Cut-Off Date and not fully resolved in accordance with this Article VIII, any such excess funds shall be promptly released to the Paying Agent (for distribution to the Stockholders in respect of their surrendered Shares) and the Surviving Corporation or its applicable Subsidiary (for distribution to holders of the Vested Options in respect of their surrendered Vested Options), in each case for further distribution to the Holders in accordance with their Pro Rata Portions.

(d) Upon the termination of the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement and, in no event later than two (2) Business Days following such termination, the Escrow Agent shall pay any amounts remaining in the Indemnity Escrow Fund to the Stockholders (other than holders of any Dissenting Shares) and holders of the Vested Options as instructed by the Seller Representative. Payment of such amounts to Stockholders and holders of the Vested Options shall be made based on their respective Pro Rata Portions in accordance with the terms of the Escrow Agreement.

Section 8.7 Exclusive Remedy. Except as otherwise expressly provided in Sections 2.13 and 5.6, the indemnification provided in this Article VIII, subject to the limitations set forth herein or in Article VI, shall be the exclusive post-Closing remedy available to any party in connection with any Losses and other monetary damages arising out of or resulting from this Agreement or the transactions contemplated hereby. The foregoing notwithstanding, nothing in this Section 8.7 shall limit or restrict the ability or right of any party hereto to seek injunctive or other equitable relief for any breach or alleged breach of any provision of Article II, Article V, Article VI, Article VIII or Article IX; provided, that any procedures in respect of and limitations on Losses or liabilities in this Article VIII shall in no event be diminished or circumvented by such relief. For the avoidance of doubt, Buyer acknowledges and agrees that the Losses and any other monetary damages that may be incurred, and that the remedies that may be pursued, by the Buyer Indemnitees are subject to the limitations set forth in this Agreement.

Section 8.8 Payments. Each of the parties to this Agreement agrees to treat any payments made pursuant to Article VI and this Article VIII as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required under applicable Law.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Company;

(b) by the Buyer, if the Company fails to deliver the Stockholder Consent to the Buyer as described in Section 5.12 within 24 hours after the execution of this Agreement;

(c)(i) by the Company, if the Company is not then in material breach of its obligations under this Agreement and the Buyer or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(a)(ii), (B) cannot be or has not been cured within 25 days following of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by the Buyer, if the Buyer or Merger Sub is not then in material breach of its obligations under this Agreement and the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(a)(ii), (B) cannot be or has not been cured within 25 days following of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(d)(i) by the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to July 1, 2016 (the “Termination Date”) or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Termination Date; provided, however, the Termination Date may be extended either by the Company or Buyer, by notice to Buyer or the Company, as the case may be, for one (1) Additional Period if (A) applicable approvals of one or more Governmental Authorities (the “Remaining Governmental Approvals”) shall not have been obtained by the Termination Date and (B) the lack of such Remaining Governmental Approvals is the sole reason that Buyer’s and/or the Company’s, as applicable, unwaived conditions to consummate the Closing are unfulfilled as of the date the Termination Date; provided further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(e) by either the Company or the Buyer if the Merger shall not have been consummated by the Termination Date; provided, however, the Termination Date may be extended either by the Company or Buyer, by notice to Buyer or the Company, as the case may be, for one (1) Additional Period if (A) Remaining Governmental Approvals shall not have been obtained by the Termination Date and (B) the lack of such Remaining Governmental Approvals is the sole reason that Buyer’s and/or the Company’s, as applicable, unwaived conditions to consummate the Closing are unfulfilled as of the date the Termination Date; provided further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated on or prior to such date;

(f) by either the Company or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and having the effect referred to in Section 7.1(a) and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.8, to have such order, decree, ruling or other action vacated; or

(g) by the Buyer, if between the date hereof and the Closing, an Material Adverse Effect occurs.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 5.7 relating to confidentiality, Section 5.10 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve any party from liability for fraud (made with intent to deceive) or any intentional breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses accrued or incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party accruing or incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement; provided that (a) Buyer shall bear the fees and expenses of the Escrow Agent and (b) the Company shall bear the fees and expenses of the Paying Agent. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid; provided that with respect to notices delivered to the Seller Representative, such notices shall be delivered solely via Facsimile or E-mail. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Company, to:

LogicBlox-Predictix Holdings, Inc.

1349 West Peachtree Street NW

Suite 1880, Atlanta, GA 30309

Attention: Molham Aref

Facsimile: (404) 602-5101

E-mail: molham.aref@logicblox.com

with copies (which shall not constitute notice) to:

Cooley LLP

1333 2nd Street, Suite 400

Santa Monica, CA 90401

Attention: Christopher Shoff

Facsimile: (310) 883-6500

E-mail: cshoff@cooley.com

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Tali Sealman

Facsimile: (650) 849-7400

E-mail: tsealman@cooley.com

(ii) if to the Buyer, to:

Infor (US), Inc.

40 General Warren Blvd., Suite 110

Malvern, Pennsylvania 19355

Attention: Gregory M. Giangiordano, SVP & General Counsel

Facsimile: (678) 319-9032

E-mail: Gregory.Giangiordano@infor.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Barbara Becker

                 Rashida La Lande

Facsimile: (212) 351-6202

E-mail: bbecker@gibsondunn.com

             rlalande@gibsondunn.com

(iii) if to the Seller Representative, to:

Fortis Advisors LLC

Attention: Notices Department

Facsimile: (858) 408-1843

E-mail: notices@fortisrep.com

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7 No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that Section 5.6 is intended to benefit the D&O Indemnified Parties. Nothing in this Section 10.7 shall be construed to impair the rights and powers of the Seller Representative to take or refrain from taking any action for and on behalf of the Holders to enforce the rights of the Holders under this Agreement as provided in Section 2.15.

Section 10.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Buyer (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Buyer or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer or Merger Sub may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Company; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.18 No Presumption Against Drafting Party. Each of the Buyer, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.19 Waiver of Conflicts. The Buyer and the Company agree that the Buyer shall not, and shall cause the Company not to, seek to have Cooley LLP (“Cooley”) disqualified from representing the Seller Representative, any Holder or any of their respective Affiliates in connection with any dispute that may arise between the Seller Representative, any Holder or any of their respective Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other, in connection with this Agreement or the transactions contemplated hereby. In connection with any such dispute that may arise between the Seller Representative, any Holder or any of their respective Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other, in connection with this Agreement or the transactions contemplated hereby, the Seller Representative (and not Buyer or the Company) shall have the right to decide whether or not to waive the attorney-client privilege (the “Retained Privilege”) that may apply to any communications between the Company and Cooley that occurred before the Closing; provided, that, for the avoidance of doubt, the forgoing shall not extend to any communication not involving this Agreement, the Merger or any other agreements or transactions contemplated hereby, or to communications with any Person other than Cooley; provided, further, that nothing in this Section 10.19 shall be construed as a waiver of any attorney-client privilege. Notwithstanding the foregoing, in the event that a dispute arises between the Company and any other person, the Company may assert the attorney-client privilege to prevent disclosure to such other person of confidential communications between Cooley and the Company. Nothing in this Section 10.19 shall be construed as a waiver of any privilege controlled by the Buyer, Merger Sub or the Company after the Closing (which for the avoidance of doubt excludes the Retained Privilege), nor shall anything herein be construed to permit Cooley to communicate to the Seller Representative, any Holder or any of their respective Affiliates after the Closing any information subject to a privilege controlled by the Buyer, Merger Sub, or the Company (which for the avoidance of doubt excludes the Retained Privilege). Notwithstanding any other provision herein, this Section 10.19 shall be irrevocable, and no term of this Section 10.19 may be amended, waived or modified, without the prior written consent of the Seller Representative and Cooley.

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IN WITNESS WHEREOF, the Buyer, Merger Sub, the Company and the Seller Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFOR (US), INC.

By:	/s/ GREGORY M. GIANGIORDANO
Name: Gregory M. Giangiordano Title: President

INFOR RETAIL HOLDINGS, INC.

By:	/s/ GREGORY M. GIANGIORDANO
Name: Gregory M. Giangiordano Title: President

LOGICBLOX-PREDICTIX HOLDINGS, INC.

By:	/s/ MOLHAM AREF
	Name: Title:	Molham Aref Chief Executive Officer

FORTIS ADVISORS LLC

By:	/s/ ADAM LEZACK
	Name: Title:	Adam Lezack Managing Director